SECURITIES AND EXCHANGE COMMISSION

                                      WASHINGTON, D.C.




                                          FORM U5S




                                       ANNUAL REPORT

                            For the Year Ended December 31, 1999




                                   Filed pursuant to the
                       Public Utility Holding Company Act of 1935 by


                                 Alliant Energy Corporation

                                 222 West Washington Avenue
                                  Madison, Wisconsin 53703

            (Name and address of each registered holding company in the system)

                                          CONTENTS


 Item                                                              Page
 ----                                                              ----

  1.   System Companies and Investments Therein as of December       3
       31, 1999

  2.   Acquisitions or Sales of Utility Assets                       6

  3.   Issue, Sale, Pledge, Guarantee or Assumption of System        7
       Securities

  4.   Acquisition, Redemption or Retirement of System Securities   10

  5.   Investments in Securities of Nonsystem Companies as of       18
       December 31, 1999

  6.   Officers and Directors as of December 31, 1999               19

       Part I.  Name, Principal Business Address and Positions      19
       Held as of December 31, 1999

       Part II.  Financial Connections as of December 31, 1999      29

       Part III.  Compensation and Other Related Information        29

  7.   Contributions and Public Relations                           30

  8.   Service, Sales and Construction Contracts                    31

       Part I.  Intercompany Sales and Service                      31

       Part II.  Contracts to Purchase Services or Goods Between    31
       any System Company and any Affiliate

       Part III.  Employment of any Person by any System Company    31
       for the Performance on a Continuing Basis of Management
       Services

  9.   Wholesale Generators and Foreign Utility Companies           32

 10.   Financial Statements and Exhibits                            38

       Consolidating Financial Statements and Notes                 38

       Exhibits                                                     38

       Signature                                                    45

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

                                                       Number of      % of   Issuer/Owner
                                                         Common      Voting   Book Value
                   Name of Company                    Shares Owned   Power  (in thousands)
--------------------------------------------------------------------------------------------

Alliant Energy Corporation (Alliant Energy)

  IES Utilities Inc. (IESU)                             13,370,788     100%    $565,422
    M&I Services Partnership                                   (*)      33%          48
    EnviroGas L.P.                                             (*)      50%     Nominal

  Wisconsin Power and Light Company (WP&L)              13,236,601     100%     599,097
    South Beloit Water, Gas & Electric Company (South       24,400     100%      34,299
       Beloit)
    Wisconsin River Power Company                           31,200      33%      15,772
    Wisconsin Valley Improvement Company                    18,605      12%       1,793

  Interstate Power Company (IPC)                         9,777,432     100%     224,517

  Alliant Energy Corporate Services, Inc. (Corporate           100     100%          --
     Services)

  Alliant Energy Nuclear, L.L.C. (***)                         (*)     100%         502
    Nuclear Management Company, L.L.C. (***)                   (*)      25%       2,007

  WPL Holdings Commodities Trading L.L.C. (**)                 (*)     100%          --

  Cargill-Alliant, L.L.C.                                      (*)      50%      13,995

  Alliant Energy Resources, Inc. (Resources)                   100     100%     814,212

    Capital Square Financial Corporation (Cap. Square)         200     100%       9,169

    Henwood Energy Services, Inc.                          595,400      17%       4,417

    Alliant Energy Industrial Services, Inc. (ISCO)          1,000     100%      69,889
       Whiting Petroleum Corporation (Whiting)               1,000     100%      39,057
         Whiting Programs, Inc.                                100     100%      26,711
         WOK Acquisition Company (**)                        1,000     100%          --
         WAH Royalty Company                                   100     100%       4,385
         Whiting - Golden Gas Production Company             4,500     100%      10,039
       Industrial Energy Applications, Inc. (IEA)          100,000     100%      11,321
         BFC Gas Company L.L.C. (BFC Gas)                      (*)      60%       3,351
         Energys, Inc.                                          10     100%       1,913
         Schedin & Associates, Inc.                            100     100%        (169)
         Industrial Energy Applications Delaware Inc.            1     100%      10,437
           Oak Hill Pipeline L.P. (Oak Hill)                   (*)      99%       9,952
           Alliant South Texas Pipeline, L.P. (***)            (*)      90%       8,567
       Ely, Inc. (**)                                          500      69%          --
       RMT, Inc.                                               100     100%      18,433
         Residuals Management Technology, Inc., Ohio            48      48%          --
         RMT North Carolina, Inc. (f/k/a RMT, Inc.,          1,000     100%          --
            North Carolina)
         RMT, Inc., Michigan                                   100     100%          --
         RMT International, Inc.                             1,000     100%          --
       Heartland Energy Group, Inc.                          1,000     100%       2,662

                                                       Number of      % of   Issuer/Owner
                                                         Common      Voting   Book Value
                   Name of Company                    Shares Owned   Power  (in thousands)
--------------------------------------------------------------------------------------------

    Alliant Energy Transportation, Inc.                      1,000     100%      21,699
       IEI Barge Services, Inc. (Barge)                        236      75%       3,215
       Transfer Services, Inc. (Transfer)                    1,000     100%       1,156
       Williams Bulk Transfer Inc. (***)                       100     100%         (22)
       Cedar Rapids & Iowa City Railway Company              1,000     100%      27,028
          (CRANDIC)
         Heartland Rail Corporation                          2,000      18%      18,775

    Alliant Energy Investments, Inc. (Investments)           1,000     100%     696,565
       Village Lakeshares Inc. (Lakeshares)                     10     100%       1,975
         Village Lakeshares, L.P. (Other 33% owned by          (*)      67%       2,286
            Investments)
       Iowa Land and Building Company (Iowa Land)            2,000     100%       4,036
         Prairie Ridge Business Park, L.C.                     (*)      70%       1,050
         Center Place Limited Partnership (Center              (*)      29%          53
            Place)(19% owned by 2001 Development
                Corporation)
       McLeodUSA Inc. (McLeod) (Investments also owns   16,240,914      10%   1,108,500
          2,601,376 Options in McLeod)
       Blairs Ferry Limited Partnership                        (*)      84%         464
       Alliant Energy Investco, Inc. (Investco)              1,000     100%         512
       2001 Development Corporation                        450,038      55%       7,816
         2002 Development Corporation                            1      55%         169
         Center Place (29% owned by Iowa Land)                 (*)      19%          53
         2060 Partnership, L.P.                                (*)      44%       1,846
         3001 L.L.C.                                           (*)      27%       2,670
       OSADA I Limited Partnership                             (*)      53%       3,744
       Atlantic-Sundance Apartments, L.P. (Sundance)           (*)     100%         962
       (Also owned by Heartland Properties, Inc.)
       Village Lakeshares, L.P. (Other 67% owned by            (*)      33%       2,286
          Village Lakeshares Inc.)
       Heartland Energy Services, Inc.                         700     100%          85
         ReGENco L.L.C. (***)                                  (*)      30%       2,455
       Heartland Properties, Inc. (HPI)                        100     100%      48,870
         McLeod (10% owned by Investments)                 284,902       --   1,108,500
         Sundance (Remainder owned by Investments)             (*)       --         962
         Wagon Wheel L.P. (99% owned by Investments)           (*)       --         806
            (***)
         Fort Madison IHA Senior Housing L.P. (99%             (*)       --         480
            owned by Investments) (***)
       Wagon Wheel L.P. (Also owned by HPI) (***)              (*)      99%         806
       Fort Madison IHA Senior Housing L.P. (Also              (*)      99%         480
          owned by HPI) (***)

    Alliant Energy International, Inc. (International)       1,000     100%      16,453
       Interstate Energy Corporation PTE Limited                       100%      30,112
                                                                 2
         Jiaxing JIES Power & Heat Company Limited      Registered      50%      28,134
                                                           Capital
         Tongxiang TIES Power & Heat Company Limited    Registered      50%      26,312
                                                           Capital
       Alliant Energy Brazil, Inc.                           1,000     100%          --
       Alliant Energy Holdings do Brasil Limitada       800 Quotas      80%          --
       (f/k/a Centelha do Oeste Empreendimentos E
          Participacoes S/C Limitada (Other 20% owned
             by Resources)
       Alliant Energy do Brasil Limitada (f/k/a         999 Quotas       --         127
          Alliant Do Brasil Limitada)(Remainder owned
             by Resources)
       Alliant International New Zealand Limited (New   24,858,503     100%     102,668
          Zealand)
       Alliant Energy Australia Pty. Limited (***)      32,134,439     100%      19,929
         Infratil Australia Limited (Infratil AUS)      33,825,620      10%     169,493
         (***)
       Grandelight Holding Limited                         100,000     100%         648

                                                       Number of      % of   Issuer/Owner
                                                         Common      Voting   Book Value
                   Name of Company                    Shares Owned   Power  (in thousands)
--------------------------------------------------------------------------------------------
         Peak Pacific Investment Co. Limited           495 Voting       50%      39,804
                                                       Preference
                                                          "A",
                                                       31,955,342
                                                      Non- Voting
                                                       Pref. "A"
           Shijiazhuang Chengfeng Heat and Power Co.    Registered      35%       7,669
              Limited                                      Capital
           Handan Chengfeng Heat and Power Co.          Registered      37%          --
              Limited (**)                                 Capital
           Jinan Yaqing Heat and Power Co. Limited      Registered      33%       4,046
                                                           Capital
           Peak Pacific Investment Co. (Labuan) BHD              3      50%        (407)
           Henan Anfeng Electric Power Co. Limited      Registered      35%       8,953
              (***)                                        Capital
           Henan Yongfeng Electric Power Co. Limited    Registered      35%       9,029
              (***)                                        Capital
       Alliant Energy de Mexico, S. de R.L. de C.V.          2,999     100%          --
          (Also owned by Alliant Energy de Mexico    Participation
             L.L.C.)                                         Units
         Alliant Energy Operaciones de Mexico, S. de         2,999     100%          --
           R.L. de C.V. (Also owned by Alliant       Participation
              Energy de Mexico L.L.C.)                       Units
         Alliant Energy Servicios de Mexico, S. de           2,999     100%          --
           R.L. de C.V. (Also owned by Alliant       Participation
             Energy de Mexico L.L.C.)                        Units
       Alliant Energy de Mexico L.L.C.                         (*)     100%          --
         Alliant Energy de Mexico, S. de R.L. de C.V.            1       --          --
            (Remainder owned by International)       Participation
                                                              Unit
         Alliant Energy Operaciones de Mexico, S. de             1       --          --
            R.L. de C.V. (Remainder owned by         Participation
               Alliant Energy de Mexico, S. de                Unit
                  R.L. de C.V.)
         Alliant Energy Servicios de Mexico, S. de               1       --          --
            R.L. de C.V. (Remainder owned by         Participation
               Alliant Energy de Mexico, S. de                Unit
                  R.L. de C.V.)
       Alliant Energy Renewable Resources Limited              120     100%          --
       (***)

    Alliant Energy Holdings do Brasil Limitada (f/k/a   200 Quotas      20%          --
       Centelha do Oeste Empreendimentos E Participacoes
          S/C Limitada (Other 80% owned by International)

    Alliant Energy do Brasil Limitada (f/k/a Alliant       961,162     100%         127
       Do Brasil Limitada) (Also owned by International)    Quotas


*      Noncorporate subsidiaries (Partnerships, limited partnerships, limited liability companies, etc.)
**     Inactive
***    Subsidiaries added during the year ended December 31, 1999 (described below):

                                          Jurisdiction        Date            Date
                                               of              of              of
            Name of Company               Organization    Organization     Acquisition            Description of Business
----------------------------------------- --------------  --------------  --------------  ----------------------------------------

Alliant Energy Nuclear, L.L.C.            State of Iowa      11/1/99         11/1/99      Purpose of the company is to hold an
                                                                                          investment in Nuclear Management
                                                                                          Company, L.L.C.

Nuclear Management Company, L.L.C.          State of         11/1/99         11/1/99      Purpose of the company is to sustain
                                            Wisconsin                                     long-term safety, optimize reliability
                                                                                          and improve the operational
                                                                                          performance of seven nuclear
                                                                                          generating units at five plants.

Alliant South Texas Pipeline, L.P.          State of         4/20/99         4/20/99      Purpose of the company is to acquire,
                                              Texas                                       develop and operate a pipeline and
                                                                                          other related facilities.

Williams Bulk Transfer Inc.               State of Iowa      4/27/99         4/27/99      Purpose of the company is to provide
                                                                                          coal and bulk material transload and
                                                                                          storage services.

ReGENco L.L.C.                              State of         4/19/99        11/16/99      Purpose of the company is to market
                                            Wisconsin                                     and provide turbine and generator
                                                                                          repair and upgrade services,
                                                                                          consulting services related to
                                                                                          turbines and generators and related
                                                                                          project management, engineering and
                                                                                          marketing services.

Wagon Wheel L.P.                          State of Iowa     10/11/96         11/1/99      Purpose of the company is to invest in
                                                                                          affordable housing.

Fort Madison IHA Senior Housing L.P.      State of Iowa      6/3/97          10/1/99      Purpose of the company is to invest in
                                                                                          affordable housing.

Alliant Energy Australia Pty. Limited       Australia        8/6/99          8/29/99      Purpose of the company is to invest in
                                                                                          utility and energy related
                                                                                          businesses.

Infratil Australia Limited                  Australia         12/95          6/10/99      Purpose of the company is through
                                                                                          subsidiaries, to own, operate, manage
                                                                                          and invest in energy projects and
                                                                                          other utility-related assets.

Henan Anfeng Electric Power Co. Limited     People's         1/20/99         9/17/99      Purpose of the company is to generate
                                           Republic of                                    electricity.
                                              China
Henan Yongfeng Electric Power Co.           People's         1/20/99         9/17/99      Purpose of the company is to generate
   Limited                                 Republic of                                    electricity.
                                              China
Alliant Energy Renewable Resources           Bermuda        11/22/99        11/22/99      Purpose of the company is to invest,
   Limited                                                                                together with other unrelated
                                                                                          investors, in a portfolio of small
                                                                                          electricity generation projects fueled
                                                                                          primarily from renewable energy
                                                                                          sources which are located in emerging
                                                                                          foreign markets.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:

None

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                             Principal
                                                             Amount or
                                            Name of           Stated
           Name of Issuer                   Company            Value                         Proceeds
                                            Issuing         -------------                     Before
                and                        or Selling          Issued          Date of        Issuance            Commission
           Title of Issue                  Securities         and Sold       Transaction      Expenses           Authorization
------------------------------------- -------------------- --------------  --------------  --------------  ------------------------

City of Sherburn, Minnesota                IPC               $3,250,000        2/11/99       $3,250,000       Rule 52 (See SEC
---------------------------
Variable/fixed rate demand                                                                                    Citation Release No.
   pollution control revenue bonds                                                                            35-26946 of Docket
   (IPC Project)                                                                                              1845, dated November
Series 1999, due 2/1/10                                                                                       25, 1998)

City of Salix, Iowa                        IPC                7,700,000        3/23/99        7,700,000       Rule 52 (See SEC
-------------------
Variable/fixed rate demand                                                                                    Citation Release No.
   pollution control revenue bonds                                                                            35-26946 of Docket
 (IPC Project)                                                                                                1845, dated November
Series 1999, due 1/1/13                                                                                       25, 1998)

Resources                                  Resources        250,000,000        11/9/99      247,000,000       Rule 52
---------
7 3/8% senior notes, due 11/9/09
Fully and unconditionally
   guaranteed by Alliant Energy

Oak Hill                                   Oak Hill              30,000       11/26/99           30,000       Rule 52
--------
Bank One, NA
Note, 10.04%, due 11/26/02

Lakeshares                                 Lakeshares            53,945       11/17/99           53,945       Rule 52
----------
Liberty Bank
Note, 8.5%, due 11/17/03

BFC Gas                                    BFC Gas               24,631        6/15/99           24,631       Rule 52
-------
Toyota Motor Corporation
Note, 6.75%, due 6/15/04

HPI                                        HPI                5,245,000       12/29/99        5,245,000       Rule 52
---                                        ---
Housing Authority of the City of           Mills II Project
  Appleton, WI
Series 1999, Multifamily Housing
  Adjustable Rate Revenue
  Refunding Bonds (MFHRB), due
  2/1/36

HPI                                        HPI                2,620,000       12/29/99        2,620,000       Rule 52
---                                        ---
Dane County Housing Authority              McFarland
Series 1999, MFHRB, due 2/1/36             Cottages Project

                                                             Principal
                                                             Amount or
                                            Name of           Stated
           Name of Issuer                   Company            Value                         Proceeds
                                            Issuing         -------------                     Before
                and                        or Selling          Issued          Date of        Issuance            Commission
           Title of Issue                  Securities         and Sold       Transaction      Expenses           Authorization
------------------------------------- -------------------- --------------  --------------  --------------  ------------------------

HPI                                        HPI                  685,000        12/29/99         685,000       Rule 52
---                                        ---
Housing Authority of the City of           Balzer Wagon
  Sheboygan, WI                            Works Project
Series 1999, MFHRB, due 2/1/36

HPI                                        HPI                2,810,000        12/29/99       2,810,000       Rule 52
---                                        ---
Housing Authority of the City of           Jung Shoe Project
  Sheboygan, WI
Series 1999, MFHRB, due 2/1/36

HPI                                        HPI                1,285,000        12/29/99       1,285,000       Rule 52
---                                        ---
Housing Authority of the City of           8th Street Lofts
  Sheboygan, WI                            Project
Series 1999, MFHRB, due 2/1/36

HPI                                        HPI                2,535,000        12/29/99       2,535,000       Rule 52
---                                        ---
Dane County Housing Authority              Vandenburg
Series 1999, MFHRB, due 2/1/36             Heights Project

HPI                                        HPI                3,900,000        12/29/99       3,900,000       Rule 52
---                                        ---
Brown County Housing Authority             Lawton Foundry
Series 1999, MFHRB, due 2/1/36             Project

HPI                                        HPI                   84,482         11/1/99          84,482       Rule 52
---                                        ---
Home S&L                                   The Falconer
6.95%, due November 2002

HPI                                        HPI                   40,000          8/1/99          40,000       Rule 52
---                                        ---
Firstar Bank                               YWCA Limited
8.75%, due August 2006                     Partnership and
                                           Joint Venture

HPI                                        HPI                  555,661         12/1/99         555,661       Rule 52
---                                        ---
Firstar Bank                               Plymouth
8.5%, due December 2004

HPI                                        HPI                  164,263          2/1/99         164,263       Rule 52
---                                        ---
WHEDA                                      Prairie du Chien
6.65%, due February 2029

HPI                                        HPI                  928,108          2/1/99         928,108       Rule 52
---                                        ---
Firstar Bank                               Sheboygan Falls
7.81%, due February 2004

HPI                                        HPI                  481,755          2/1/99         481,755       Rule 52
---                                        ---
WHEDA                                      Holmen
6.65%, due February 2029

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued)


The following items are recurring transactions of system companies:
                                                                                                           Effective
       Name of Issuer               Name of Company            Total                           Date of      Average
            And                   Issuing or Selling         Balance At        Highest         Highest     Interest
       Title of Issue                  Securities             Year End         Balance         Balance       Rate
-----------------------------  -------------------------------------------- ---------------   ----------   ----------
Alliant Energy                 Alliant Energy               $235,825,000     $240,825,000     12/27/99       5.44%
Commercial Paper

Resources                      Resources                     138,848,000      367,000,000      11/1/99       5.26%
Commercial Paper


The following items are financial guarantees and commitments of system companies:

     At December 31, 1999, IESU had a financial guarantee of $16,285,022 outstanding for the payment from IES Utilities Trust No. 1994-A to the First Security Bank of Utah as Owner Trustee, related to the financing of the Alliant Energy Tower office building lease in Cedar Rapids, Iowa. The highest amount outstanding during 1999 was $16,715,018 and no consideration was received by IESU related to this financial guarantee.

     At December 31, 1999, IESU had a financial guarantee of $1,052,051 outstanding for the payment from Keokuk Ferro-Sil, Inc. to the Keokuk Savings Bank and Trust Company, related to the financing of the purchase of transformers for use in Keokuk Ferro-Sil, Inc.'s industrial facility. The highest amount outstanding during 1999 was $1,169,784 and no consideration was received by IESU related to this financial guarantee.

     At December 31, 1999, HPI had extended commitments to provide $6,112,000 in nonrecourse, permanent financing to developers which were secured by affordable housing properties. HPI anticipates other lenders will ultimately finance these properties. The highest amount outstanding during 1999 was $19,177,250 and no consideration was received by HPI other than the purpose of the commitments described above.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                                        Name of Company     Principal Amount
                 Name of Issuer                         Redeeming or          Redeemed or
               and Title of Issue                     Retiring Securities       Retired
--------------------------------------------------   ----------------------------------------

IESU                                                 IESU                           $140,000
----
City of Salix, Iowa
5.75% Pollution Control Revenue Bonds
(Iowa Southern Utilities Company Project)
Series 1973, Due serially June 1, 1999 to 2003

IESU                                                 IESU                         50,000,000
----
7.6% First Mortgage Bonds,
Series Z, Due March 1, 1999

IPC                                                  IPC                           7,700,000
---
City of Salix, Iowa
6-3/8% Pollution Control Revenue Bonds
Series 1977, Due serially April 1, 1999 to 2007

IPC                                                  IPC                           3,250,000
---
City of Sherburn, Minnesota
6-3/8% Pollution Control Revenue Bonds
Series 1977, Due serially April 1, 1999 to 2007

Oak Hill
--------
Bank One, N.A.                                       Oak Hill                         13,161
8.74% Note, Due August 2001

Center Place
------------
Norwest Bank Iowa, N.A.                              Center Place                     34,111
8.125% Note, Due October 2013

RMT, Inc.
---------
American Family Life Insurance Company               RMT, Inc.                     4,367,769
7.85% Note, Due April 2005

Lakeshares
----------
Liberty Bank                                         Lakeshares                        9,832
8.5% Note, Due November 2003

BFC Gas
-------
Toyota Motor Corporation                             BFC Gas                           2,091
6.75% Note, Due June 2004

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued)

                                                                           Name of Company                    Principal Amount
                      Name of Issuer                                        Redeeming or                         Redeemed or
                    and Title of Issue                                   Retiring Securities                       Retired
-----------------------------------------------------------   ------------------------------------------    ---------------------

2002 Development Corporation
----------------------------
Brenton Bank                                                  2002 Development Corporation                             1,464,013
7% Note, Due October 2003

2060 Partnership L.P.
--------------------
Firstar Bank Iowa, N.A.                                       2060 Partnership L.P.                                      317,168
7.15% Note, Due July 2004

HPI                                                           HPI
---                                                           ---
Housing Authority - City of Appleton, WI                      Heartland Affordable Housing (HAH) -                     5,365,000
MFHRB, Series 1991 A, 5.7%, Due February 2024                 Appleton Phase II Joint Venture Project

HPI                                                           HPI
---                                                           ---
Housing Authority - City of Appleton, WI                      HAH - Appleton Phase II Joint Venture Project               35,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                           HPI
---                                                           ---
Housing Authority - City of Antigo, WI                        HAH - Antigo Depot, Inc. Project                            25,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                           HPI
---                                                           ---
Community Development Authority - City of Berlin, WI          HAH - Berlin North River, Inc. Project                       5,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                           HPI
---                                                           ---
Community Development Authority - City of Berlin, WI          HAH - Berlin WP&L, Inc. Project                             10,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                           HPI
---                                                           ---
Community Development Authority - City of Berlin, WI          HAH - Berlin WP&L, Inc. Project                             30,000
MFHRB, Series 1991 B, 5.7%, Due February 2004

HPI                                                           HPI
---                                                           ---
Housing Authority - City of Marinette, WI                     HAH - Marinette, Inc. Project                               80,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                           HPI
---                                                           ---
Housing Authority - City of Marinette, WI                     HAH - Marinette, Inc. Project                              215,000
MFHRB, Series 1991 B, 5.7%, Due February 2004

HPI                                                           HPI
---                                                           ---
Multifamily Housing Revenue Bond                              HAH - Marshfield Project                                    21,000
7.55%, Due February 2024


                                                               Name of Company                Principal Amount
                 Name of Issuer                                  Redeeming or                   Redeemed or
               and Title of Issue                            Retiring Securities                  Retired
--------------------------------------------------   -------------------------------------   ------------------

HPI                                                  HPI
---                                                  ---
Housing Authority - Dane County, WI                  HAH - McFarland, Inc. Project                   2,650,000
MFHRB, Series 1991 A, 5.9%, Due February 2024

HPI                                                  HPI
---                                                  ---
Housing Authority - Dane County, WI                  HAH - McFarland, Inc. Project                      60,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                  HPI
---                                                  ---
Multifamily Housing Revenue Bond                     HAH - Pardeeville Project                           7,000
7.55%, Due February 2024

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Balzer, Inc. Project              520,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Balzer, Inc. Project              260,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Jung, Inc. Project              2,135,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Jung, Inc. Project              1,090,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Leverenz, Inc. Project          1,020,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI                                                  HPI
---                                                  ---
Housing Authority - City of Sheboygan, WI            HAH - Sheboygan Leverenz, Inc. Project            440,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                  HPI
---                                                  ---
Housing Authority - Dane County, WI                  HAH - Sun Prairie, Inc. Project                 2,340,000
MFHRB, Series 1991 A, 5.7%, Due February 2024

                                                                      Name of Company                 Principal Amount
                     Name of Issuer                                     Redeeming or                     Redeemed or
                   and Title of Issue                               Retiring Securities                    Retired
---------------------------------------------------------   -------------------------------------   ---------------------

HPI                                                         HPI
---                                                         ---
Housing Authority - Dane County, WI                         HAH - Sun Prairie, Inc. Project                      415,000
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI                                                         HPI
---                                                         ---
Multifamily Housing Revenue Bond, Series A                  HAH - Verona Project                                  25,000
7.55%, Due February 2024

HPI                                                         HPI
---                                                         ---
Housing Authority - Brown County, WI                        HAH - DePere, Inc. Project                         3,310,000
MFHRB, Series 1992 A, 4.2%, Due February 2024

HPI                                                         HPI
---                                                         ---
Housing Authority - Brown County, WI                        HAH - DePere, Inc. Project                         1,110,000
MFHRB, Series 1992 B, 4.2%, Due February 2004

HPI                                                         HPI
---                                                         ---
MFHRB, Series A, 7%, Due February 2024                      Marshfield Tower Hall                                 10,000

HPI                                                         HPI
---                                                         ---
Multifamily Housing Revenue Bond                            Pardeeville II                                         6,000
Series A, 7.55%, Due February 2024

HPI                                                         HPI
---                                                         ---
Station House FmHA                                          Station House                                          3,320
1%, Due December 2041

HPI                                                         HPI
---                                                         ---
WHEDA                                                       Historic Lincoln Limited Partnership                  53,296
8.25%, Due September 2021

HPI                                                         HPI
---                                                         ---
City of Appleton                                            Historic Ravine L.P.                                  15,693
6.50%, Due July 2014

HPI                                                         HPI
---                                                         ---
Brittan House Apartments WHEDA                              Beloit SRO Limited Partnership                        22,352
6.65%, Due January 2009

HPI                                                         HPI
---                                                         ---
Brittan House Apartments City of Beloit                     Beloit SRO Limited Partnership                           271
3.00%, Due February 2011

                                                                       Name of Company                  Principal Amount
                     Name of Issuer                                      Redeeming or                      Redeemed or
                   and Title of Issue                                Retiring Securities                     Retired
---------------------------------------------------------   ---------------------------------------   ---------------------
HPI                                                         HPI
---                                                         ---
Romeis Millstream II Apartments WHEDA                       Chippewa Falls                                          52,372
7.53%, Due April 2009

HPI                                                         HPI
---                                                         ---
Kingston Court Apartments FmHA                              Coloma                                                   1,359
1.00%, Due July 2028

HPI                                                         HPI
---                                                         ---
City's Edge Apartments FmHA                                 Barlow                                                   1,283
1.00%, Due March 2040

HPI                                                         HPI
---                                                         ---
City Square Apartments FmHA                                 Barlow                                                   1,146
1.00%, Due October 2040

HPI                                                         HPI
---                                                         ---
Home S&L                                                    Avenue Limited Partnership                              55,063
8.50%, Due March 2005

HPI                                                         HPI
---                                                         ---
Home S&L                                                    The Falconer                                             2,243
6.00%, Due November 2006

HPI                                                         HPI
---                                                         ---
City of Madison                                             The Falconer                                            85,677
4.00%, Due October 1999

HPI                                                         HPI
---                                                         ---
Williamstown Bay East Apartments WHEDA                      The Falconer                                             5,943
10.75%, Due December 2020

HPI                                                         HPI
---                                                         ---
Williamstown Bay North Apartments WHEDA                     Dryden Drive                                             9,221
10.75%, Due December 2020

HPI                                                         HPI
---                                                         ---
City of Madison                                             YWCA Limited Partnership and Joint Venture              38,861
4%, Due September 1999

HPI                                                         HPI
---                                                         ---
Firstar Bank                                                YWCA Limited Partnership and Joint Venture                 701
8.75%, Due August 2006

                                                        Name of Company     Principal Amount
                 Name of Issuer                         Redeeming or          Redeemed or
               and Title of Issue                     Retiring Securities       Retired
--------------------------------------------------   ----------------------------------------

HPI                                                  HPI
---                                                  ---
Valley Bank                                          Manitowoc                        19,765
8.63%, Due December 2016

HPI                                                  HPI
---                                                  ---
Portage Village House Apartments FNMA                HAH - Northland                   8,393
9.88%, Due January 2005

HPI                                                  HPI
---                                                  ---
Firstar Bank                                         Plymouth                        555,661
9.8%, Due December 1999

HPI                                                  HPI
---                                                  ---
Firstar Bank                                         Plymouth                          6,007
8.5%, Due December 2004

HPI                                                  HPI
---                                                  ---
WHEDA                                                Prairie du Chien                164,263
6.50%, Due March 1999

HPI                                                  HPI
---                                                  ---
WHEDA                                                Prairie du Chien                  2,374
6.65%, Due February 2029

HPI                                                  HPI
---                                                  ---
Twin Lake Meadowview Village Apartments FmHA         Prairie du Chien                  5,382
8.25%, Due November 2028

HPI                                                  HPI
---                                                  ---
City of Wausau                                       HAH - Wausau                      4,955
3.00%, Due July 2006

HPI                                                  HPI
---                                                  ---
Citizens Bank & Trust                                HAH - Wausau                     10,453
10.00%, Due September 2000

HPI                                                  HPI
---                                                  ---
Valley View Apartments FmHA                          Barlow                            1,904
1.00%, Due March 2040

                                                                 Name of Company            Principal Amount
                     Name of Issuer                                Redeeming or                Redeemed or
                   and Title of Issue                          Retiring Securities               Retired
---------------------------------------------------------   ---------------------------   ---------------------
HPI                                                         HPI
---                                                         ---
Farmers & Merchants Bank                                    Whitney                                      3,329
8.50%, Due December 2002

HPI                                                         HPI
---                                                         ---
WHEDA                                                       Fond du Lac                                  6,616
6.65%, Due January 2003

HPI                                                         HPI
---                                                         ---
Park Bank                                                   Madison Fairwood Arms                        8,913
8.00%, Due March 2008

HPI                                                         HPI
---                                                         ---
Gallina                                                     Madison Fairwood Arms                        3,129
8.00%, Due March 2008

HPI                                                         HPI
---                                                         ---
WHEDA                                                       HAH - Oregon                                 8,624
6.65%, Due September 2012

HPI                                                         HPI
---                                                         ---
WHEDA                                                       Platteville                                  3,270
6.65%, Due January 2012

HPI                                                         HPI
---                                                         ---
FmHA                                                        Portage                                      3,647
10.25%, Due June 2024

HPI                                                         HPI
---                                                         ---
Peoples State Bank                                          PDC - Liberty Place                          4,123
7.95%, Due January 2000

HPI                                                         HPI
---                                                         ---
WHEDA                                                       Reedsburg                                    8,545
6.65%, Due September 2012

HPI                                                         HPI
---                                                         ---
FmHA                                                        Reedsburg                                    5,469
9.00%, Due January 2024

HPI                                                         HPI
---                                                         ---
Valley Bank                                                 Sheboygan Sunnyside                          9,536
8.25%, Due October 2007

                                                        Name of Company     Principal Amount
                 Name of Issuer                         Redeeming or          Redeemed or
               and Title of Issue                     Retiring Securities       Retired
--------------------------------------------------   ----------------------------------------

HPI                                                  HPI
---                                                  ---
Firstar Bank                                         Sheboygan Falls                 946,524
7.60%, Due February 1999

HPI                                                  HPI
---                                                  ---
WHEDA                                                Holmen                          488,870
6.65%, Due January 1999

HPI                                                  HPI
---                                                  ---
FmHA                                                 Paddock Lake                      2,109
8.25%, Due June 2042

HPI                                                  HPI
---                                                  ---
FmHA                                                 Port Ed. 1                        1,583
10.25%, Due June 2024

HPI                                                  HPI
---                                                  ---
FmHA                                                 Port Ed. 2                        1,806
10.25%, Due June 2024

HPI                                                  HPI
---                                                  ---
First Union                                          Beloit WT                        13,449
8.38%, Due June 2028

HPI                                                  HPI
---                                                  ---
Steamboat                                            Steamboat                     6,568,432
7.15%, Due October 2035

                                                                       Extinguished (E)     Commission
                                                                         or Held for      Authorization
                 Name of Issuer                                            Further              or
               and Title of Issue                      Consideration   Disposition (D)      Exemption
--------------------------------------------------   ----------------------------------   ---------------

IESU                                                       $140,000           D           No authorization
----
City of Salix, Iowa                                                                          required
5.75% Pollution Control Revenue Bonds
(Iowa Southern Utilities Company Project)
Series 1973, Due serially June 1, 1999 to 2003

IESU                                                     50,000,000           E              Rule 42
----
7.6% First Mortgage Bonds,
Series Z, Due March 1, 1999

IPC                                                       7,700,000           E           No authorization
----
City of Salix, Iowa                                                                          required
6-3/8% Pollution Control Revenue Bonds
Series 1977, Due serially April 1, 1999 to 2007

IPC                                                       3,250,000           E           No authorization
----
City of Sherburn, Minnesota                                                                  required
6-3/8% Pollution Control Revenue Bonds
Series 1977, Due serially April 1, 1999 to 2007

Oak Hill
--------
Bank One, N.A.                                               13,161           D              Rule 42
8.74% Note, Due August 2001

Center Place
------------
Norwest Bank Iowa, N.A.                                      34,111           D              Rule 42
8.125% Note, Due October 2013

RMT, Inc.
---------
American Family Life Insurance Company                    4,367,769           E              Rule 42
7.85% Note, Due April 2005

Lakeshares
----------
Liberty Bank                                                  9,832           D              Rule 42
8.5% Note, Due November 2003

BFC Gas
-------
Toyota Motor Corporation                                      2,091           D              Rule 42
6.75% Note, Due June 2004

                                                                                   Extinguished (E)         Commission
                                                                                      or Held for          Authorization
                      Name of Issuer                                                    Further                  or
                    and Title of Issue                          Consideration       Disposition (D)          Exemption
-----------------------------------------------------------   ------------------   -------------------   -------------------

2002 Development Corporation
----------------------------
Brenton Bank                                                          1,464,013            E                  Rule 42
7% Note, Due October 2003

2060 Partnership L.P.
---------------------
Firstar Bank Iowa, N.A.                                                 317,168            D                  Rule 42
7.15% Note, Due July 2004

HPI
---
Housing Authority - City of Appleton, WI                              5,365,000            E                  Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Housing Authority - City of Appleton, WI                                 35,000            E                  Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Housing Authority - City of Antigo, WI                                   25,000            D                  Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Community Development Authority - City of Berlin, WI                      5,000            D                  Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Community Development Authority - City of Berlin, WI                     10,000            D                  Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Community Development Authority - City of Berlin, WI                     30,000            D                  Rule 42
MFHRB, Series 1991 B, 5.7%, Due February 2004

HPI
---
Housing Authority - City of Marinette, WI                                80,000            D                  Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Housing Authority - City of Marinette, WI                               215,000            D                  Rule 42
MFHRB, Series 1991 B, 5.7%, Due February 2004

HPI
---
Multifamily Housing Revenue Bond                                         21,000            D                  Rule 42
7.55%, Due February 2024

                                                                       Extinguished (E)     Commission
                                                                         or Held for      Authorization
                 Name of Issuer                                            Further              or
               and Title of Issue                      Consideration   Disposition (D)      Exemption
--------------------------------------------------   ----------------------------------   ---------------

HPI
---
Housing Authority - Dane County, WI                       2,650,000           E              Rule 42
MFHRB, Series 1991 A, 5.9%, Due February 2024

HPI
---
Housing Authority - Dane County, WI                          60,000           E              Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Multifamily Housing Revenue Bond                              7,000           D              Rule 42
7.55%, Due February 2024

HPI
---
Housing Authority - City of Sheboygan, WI                   520,000           E              Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Housing Authority - City of Sheboygan, WI                   260,000           E              Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Housing Authority - City of Sheboygan, WI                 2,135,000           E              Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Housing Authority - City of Sheboygan, WI                 1,090,000           E              Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Housing Authority - City of Sheboygan, WI                 1,020,000           E              Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

HPI
---
Housing Authority - City of Sheboygan, WI                   440,000           E              Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Housing Authority - Dane County, WI                       2,340,000           E              Rule 42
MFHRB, Series 1991 A, 5.7%, Due February 2024

                                                                                      Extinguished (E)         Commission
                                                                                        or Held for          Authorization
                      Name of Issuer                                                      Further                  or
                    and Title of Issue                            Consideration       Disposition (D)          Exemption
------------------------------------------------------------    ------------------   -------------------   -------------------

HPI
---
Housing Authority - Dane County, WI                                       415,000            E                  Rule 42
MFHRB, Series 1991 B, 4.2%, Due February 2004

HPI
---
Multifamily Housing Revenue Bond, Series A                                 25,000            D                  Rule 42
7.55%, Due February 2024

HPI
---
Housing Authority - Brown County, WI                                    3,310,000            E                  Rule 42
MFHRB, Series 1992 A, 4.2%, Due February 2024

HPI
---
Housing Authority - Brown County, WI                                    1,110,000            E                  Rule 42
MFHRB, Series 1992 B, 4.2%, Due February 2004

HPI
---
MFHRB, Series A, 7%, Due February 2024                                     10,000            D                  Rule 42

HPI
---
Multifamily Housing Revenue Bond                                            6,000            D                  Rule 42
Series A, 7.55%, Due February 2024

HPI
---
Station House FmHA                                                          3,320            D                  Rule 42
1%, Due December 2041

HPI
---
WHEDA                                                                      53,296            D                  Rule 42
8.25%, Due September 2021

HPI
---
City of Appleton                                                           15,693            D                  Rule 42
6.50%, Due July 2014

HPI
---
Brittan House Apartments WHEDA                                             22,352            D                  Rule 42
6.65%, Due January 2009

HPI
---
Brittan House Apartments City of Beloit                                       271            D                  Rule 42
3.00%, Due February 2011

                                                                                    Extinguished (E)         Commission
                                                                                      or Held for          Authorization
                      Name of Issuer                                                    Further                  or
                    and Title of Issue                          Consideration       Disposition (D)          Exemption
-----------------------------------------------------------   ------------------   -------------------   -------------------

HPI
---
Romeis Millstream II Apartments WHEDA                                    52,372            D                  Rule 42
7.53%, Due April 2009

HPI
---
Kingston Court Apartments FmHA                                            1,359            D                  Rule 42
1.00%, Due July 2028

HPI
---
City's Edge Apartments FmHA                                               1,283            D                  Rule 42
1.00%, Due March 2040

HPI
---
City Square Apartments FmHA                                               1,146            D                  Rule 42
1.00%, Due October 2040

HPI
---
Home S&L                                                                 55,063            D                  Rule 42
8.50%, Due March 2005

HPI
---
Home S&L                                                                  2,243            D                  Rule 42
6.00%, Due November 2006

HPI
---
City of Madison                                                          85,677            E                  Rule 42
4.00%, Due October 1999

HPI
---
Williamstown Bay East Apartments WHEDA                                    5,943            D                  Rule 42
10.75%, Due December 2020

HPI
---
Williamstown Bay North Apartments WHEDA                                   9,221            D                  Rule 42
10.75%, Due December 2020

HPI
---
City of Madison                                                          38,861            E                  Rule 42
4%, Due September 1999

HPI
---
Firstar Bank                                                                701            D                  Rule 42
8.75%, Due August 2006

                                                                       Extinguished (E)     Commission
                                                                         or Held for      Authorization
                 Name of Issuer                                            Further              or
               and Title of Issue                      Consideration   Disposition (D)      Exemption
--------------------------------------------------   ----------------------------------   ---------------

HPI
---
Valley Bank                                                  19,765           D              Rule 42
8.63%, Due December 2016

HPI
---
Portage Village House Apartments FNMA                         8,393           D              Rule 42
9.88%, Due January 2005

HPI
---
Firstar Bank                                                555,661           E              Rule 42
9.8%, Due December 1999

HPI
---
Firstar Bank                                                  6,007           D              Rule 42
8.5%, Due December 2004

HPI
---
WHEDA                                                       164,263           E              Rule 42
6.50%, Due March 1999

HPI
---
WHEDA                                                         2,374           D              Rule 42
6.65%, Due February 2029

HPI
---
Twin Lake Meadowview Village Apartments FmHA                  5,382           D              Rule 42
8.25%, Due November 2028

HPI
---
City of Wausau                                                4,955           D              Rule 42
3.00%, Due July 2006

HPI
---
Citizens Bank & Trust                                        10,453           D              Rule 42
10.00%, Due September 2000

HPI
---
Valley View Apartments FmHA                                   1,904           D              Rule 42
1.00%, Due March 2040

                                                                                    Extinguished (E)         Commission
                                                                                      or Held for          Authorization
                      Name of Issuer                                                    Further                  or
                    and Title of Issue                          Consideration       Disposition (D)          Exemption
-----------------------------------------------------------   ------------------   -------------------   -------------------

HPI
---
Farmers & Merchants Bank                                                  3,329            D                  Rule 42
8.50%, Due December 2002

HPI
---
WHEDA                                                                     6,616            D                  Rule 42
6.65%, Due January 2003

HPI
---
Park Bank                                                                 8,913            D                  Rule 42
8.00%, Due March 2008

HPI
---
Gallina                                                                   3,129            E                  Rule 42
8.00%, Due March 2008

HPI
---
WHEDA                                                                     8,624            D                  Rule 42
6.65%, Due September 2012

HPI
---
WHEDA                                                                     3,270            D                  Rule 42
6.65%, Due January 2012

HPI
---
FmHA                                                                      3,647            D                  Rule 42
10.25%, Due June 2024

HPI
---
Peoples State Bank                                                        4,123            D                  Rule 42
7.95%, Due January 2000

HPI
---
WHEDA                                                                     8,545            D                  Rule 42
6.65%, Due September 2012

HPI
---
FmHA                                                                      5,469            D                  Rule 42
9.00%, Due January 2024

HPI
---
Valley Bank                                                               9,536            D                  Rule 42
8.25%, Due October 2007

                                                                       Extinguished (E)     Commission
                                                                         or Held for      Authorization
                 Name of Issuer                                            Further              or
               and Title of Issue                      Consideration   Disposition (D)      Exemption
--------------------------------------------------   ----------------------------------   ---------------

HPI
---
Firstar Bank                                                946,524           E              Rule 42
7.60%, Due February 1999

HPI
---
WHEDA                                                       488,870           E              Rule 42
6.65%, Due January 1999

HPI
---
FmHA                                                          2,109           D              Rule 42
8.25%, Due June 2042

HPI
---
FmHA                                                          1,583           D              Rule 42
10.25%, Due June 2024

HPI
---
FmHA                                                          1,806           D              Rule 42
10.25%, Due June 2024

HPI
---
First Union                                                  13,449           D              Rule 42
8.38%, Due June 2028

HPI
---
Steamboat                                                 6,568,432           E              Rule 42
7.15%, Due October 2035

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 1999

1.

                    Aggregate Amount of
                   Investments in Persons     Number of
                  (Entities) Operating in      Persons
    Name of        Retail Service Area of     (Entities)                             Description of
    Company         Owner (in thousands)                                           Persons (Entities)
---------------- --------------------------- ------------- --------------------------------------------------------------------

Investments                        $19              4      Economic development joint venture with interests in 4 start-up companies.

HPI and Cap.                     5,579             33      Limited partnerships which invest in affordable housing projects.
Square



2.       Securities not included in Item 5, No. 1:

                                                                     Number       % of                                 Owner's
    Name of                 Name of              Description           of        Voting           Nature of          Book Value
    Company                  Issuer              of Security         Shares       Power            Business              (in
                                                                                                                     thousands)
-----------------  --------------------------  -----------------  ------------- ----------  ----------------------- --------------

Investco           DLJ Merchant Banking            Limited            N/A       Less        Merchant banking               $1,007
                   Partners, L.P.                Partnership                    than 10%    investing in domestic
                                                                                            companies

Investco           DLJMB Overseas Partners,        Limited            N/A       Less        Merchant banking                  481
                   C.V.                          Partnership                    than 10%    investing in foreign
                                                                                            companies

New Zealand        Powerco Limited             $1.00 Ordinary        5,120,154    9.8%      Utility business              138,968
                                                    Shares

New Zealand        TrustPower Limited          $0.50 Ordinary       10,971,425     6%       Utility business              266,679
                                                    Shares

New Zealand        United Networks Limited     $0.50 Ordinary        1,000      Less        Utility business                    4
                   (f/k/a Power New Zealand         Shares                       than 1%
                   Limited)

New Zealand        Natural Gas Corporation     $0.01 Ordinary        1,000      Less        Utility business                    1
                   Holdings Limited                 Shares                       than 1%

New Zealand        Horizon Energy              $1.00 Ordinary         250       Less        Utility business                    1
                   Distribution (f/k/a Bay          Shares                       than 1%
                   of Plenty Electricity
                   Limited)

Infratil AUS       Statewest Power Property    $1.00 Class A Shares  10,000        5%       Utility business                 5,887
                   Limited                     $1.00 Class E Shares     100
                                               $1.00 Class F Shares       2

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1999

Part I. Name, Principal Business Address and Positions Held as of December 31, 1999

Name (Address)*                 Position Held **         Name (Address)*               Position Held **
---------------------------------------------------     ------------------------------------------------

Alliant Energy Corporation
--------------------------
Erroll B. Davis, Jr. (a)        P, CEO, D               Alan B. Arends (j)             D
William D. Harvey (a)           EVP                     Rockne G. Flowers (d)          D
James E. Hoffman (b)            EVP                     Joyce L. Hanes (k)             D
Eliot G. Protsch (b)            EVP                     Lee Liu (b)                    CM, D
Barbara J. Swan (a)             EVP, GC                 Katharine C. Lyall (a)         D
Thomas M. Walker (a)            EVP, CFO                Arnold M. Nemirow (f)          D
Pamela J. Wegner (a)            EVP                     Milton E. Neshek (i)           D
John E. Ebright (a) ***         VP,C                    Judith D. Pyle (a)             D
Edward M. Gleason (a)           VP, T, S                Robert D. Ray (m)              D
Susan J. Kosmo (a)              AC                      Robert W. Schlutz (o)          D
John E. Kratchmer (a)           AC                      Wayne H. Stoppelmoor (h)       VCM, D
Linda J. Wentzel (a)            ACS                     Anthony R. Weiler (p)          D
Enrique Bacalao (a)             AT

IES Utilities Inc.
------------------
Erroll B. Davis, Jr. (a)        CEO, D                  Enrique Bacalao (a)            AT
Eliot G. Protsch (b)            P                       Steven F. Price (a)            AT
William D. Harvey (a)           EVP                     Robert A. Rusch (a)            AT
Barbara J. Swan (a)             EVP, GC                 Daniel L. Siegfried (b)        ACS
Thomas M. Walker (a)            EVP, CFO                Alan B. Arends (j)             D
Pamela J. Wegner (a)            EVP                     Rockne G. Flowers (d)          D
Dale R. Sharp (h)               SVP                     Joyce L. Hanes (k)             D
Daniel A. Doyle (a) ****        VP                      Lee Liu (b)                    CM, D
John E. Ebright (a) ***         VP,C                    Katharine C. Lyall (a)         D
Dean E. Ekstrom (b)             VP                      Arnold M. Nemirow (f)          D
Edward M. Gleason (a)           VP, T, S                Milton E. Neshek (i)           D
Dundeana K. Langer (b)          VP                      Judith D. Pyle (a)             D
Daniel L. Mineck  (b)           VP                      Robert D. Ray (m)              D
Kim K. Zuhlke (a)               VP                      Robert W. Schlutz (o)          D
David L. Wilson (b)             VP                      Wayne H. Stoppelmoor (h)       VCM, D
Linda J. Wentzel (a)            ACS                     Anthony R. Weiler (p)          D

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)        CEO, D                  Enrique Bacalao (a)            AT
William D. Harvey (a)           P                       Steven F. Price (a)            AT
Eliot G. Protsch (b)            EVP                     Robert A. Rusch (a)            AT
Barbara J. Swan (a)             EVP, GC                 Alan B. Arends (j)             D
Thomas M. Walker (a)            EVP, CFO                Rockne G. Flowers (d)          D
Pamela J. Wegner (a)            EVP                     Joyce L. Hanes (k)             D
Dale R. Sharp (h)               SVP                     Lee Liu (b)                    CM, D
Daniel A. Doyle (a) ****        VP                      Katharine C. Lyall (a)         D
John E. Ebright (a) ***         VP, C                   Arnold M. Nemirow (f)          D
Dean E. Ekstrom (b)             VP                      Milton E. Neshek (i)           D
Edward M. Gleason (a)           VP, T, S                Judith D. Pyle (a)             D
Dundeana K. Langer (b)          VP                      Robert D. Ray (m)              D
Daniel L. Mineck  (b)           VP                      Robert W. Schlutz (o)          D
Kim K. Zuhlke (a)               VP                      Wayne H. Stoppelmoor (h)       VCM, D
David L. Wilson (b)             VP                      Anthony R. Weiler (p)          D
Linda J. Wentzel (a)            ACS

South Beloit Water, Gas and Electric Company
--------------------------------------------
William D. Harvey (a)           P, D                    Linda J. Wentzel (a)           ACS
Edward M. Gleason (a)           VP, T, S                Steven F. Price (a)            AT
John E. Ebright (a) ***         C                       Thomas L. Adelman (ss)         D
Susan J. Kosmo (a)              AC                      Kim K. Zuhlke (a)              D

Wisconsin River Power Company
-----------------------------
Thomas G. Scharff (cc)          P, D                    Donna G. Stephens (cc)         T
Richard L. Hilliker (cc)        VP, D                   Michael R. Schreier (cc)       AS
Thomas P. Meinz (bb)            VP, D                   Carl H. Wartman (cc)           AS
Daniel A. Doyle (a)             VP, D                   Ralph G. Baeten (bb)           D
Reginald D. Fanning (cc)        S, C                    Joseph E. Shefchek (a)         D

Wisconsin Valley Improvement Company
------------------------------------
Robert Gall (x)                 P, D                    Robert Birkhauser (x)          D
Richard L. Hilliker (cc)        D                       Neil Krebsbach (a)             D
Thomas P. Meinz (bb)            D, VP                   Daniel Olvey (x)               D
Sam Morgan (x)                  VP                      Thomas G. Scharff (cc)         D
Donald Bradford (x)             S, T                    Kenneth Schulz (x)             D
Phil Valitchka (x)              AS                      Michael Thieler (x)            D

Interstate Power Company
------------------------
Erroll B. Davis, Jr. (a)        CEO, D                  Steven F. Price (a)            AT
Dale R. Sharp (h)               P                       Robert A. Rusch (a)            AT
William D. Harvey (a)           EVP                     Kent M. Ragsdale (b)           ACS
Eliot G. Protsch (b)            EVP                     Alan B. Arends (j)             D
Barbara J. Swan (a)             EVP, GC                 Rockne G. Flowers (d)          D
Thomas M. Walker (a)            EVP, CFO                Joyce L. Hanes (k)             D
Pamela J. Wegner (a)            EVP                     Lee Liu (b)                    CM, D
Daniel A. Doyle (a) ****        VP                      Katharine C. Lyall (a)         D
John E. Ebright (a) ***         VP, C                   Arnold M. Nemirow (f)          D
Dean E. Ekstrom (b)             VP                      Milton E. Neshek (i)           D
Edward M. Gleason (a)           VP, T, S                Judith D. Pyle (a)             D
Dundeana K. Langer (b)          VP                      Robert D. Ray (m)              D
Daniel L. Mineck  (b)           VP                      Robert W. Schlutz (o)          D
Kim K. Zuhlke (a)               VP                      Wayne H. Stoppelmoor (h)       VCM, D
Linda J. Wentzel (a)            ACS                     Anthony R. Weiler (p)          D
Enrique Bacalao (a)             AT

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)        CEO, D                  Edward M. Gleason (a)          VP, T, S
Pamela J. Wegner (a)            P, D                    Dundeana K. Langer (b)         VP
William D. Harvey (a)           EVP, D                  Daniel L. Mineck  (b)          VP
James E. Hoffman (b)            EVP, D                  Kim K. Zuhlke (a)              VP
Eliot G. Protsch (b)            EVP, D                  David L. Wilson (b)            VP
Barbara J. Swan (a)             EVP, GC, D              Linda J. Wentzel (a)           ACS
Thomas M. Walker (a)            EVP, CFO, D             Enrique Bacalao (a)            AT
Dale R. Sharp (h)               SVP                     Kent M. Ragsdale (b)           ACS
Daniel A. Doyle (a) ****        VP                      Steven F. Price (a)            AT
John E. Ebright (a) ***         VP,C                    Robert A. Rusch (a)            AT
Dean E. Ekstrom (b)             VP

Nuclear Management Company, L.L.C.
----------------------------------
Mike Sellman (tt)               P                       Dennis Fulton (tt)             C
Dean Ekstrom (tt)               VP                      Walter Woelfle (tt)            S, GC
Mike Wadley (tt)                CNO                     Richard A. Abdoo (c)           D
Bill Hill (tt)                  VP                      William D. Harvey (a)          D
Dave Wilson (tt)                VP                      James J. Howard (t)            D
Ben Ewers (tt)                  VP                      Larry L. Weyers (bb)           D

WPL Holdings Commodities Trading L.L.C.
---------------------------------------
William D. Harvey (a)           M

Cargill-Alliant, L.L.C.
-----------------------
David L. Gabriel (ee)           P, GM                   Thomas M. Walker (a)           D
Gaston Garrido, III (ee)        VP                      James E. Hoffman (b)           D
Richard B. Davenport (ee)       AVP                     Eliot G. Protsch (b)           D
Bret S. Jones (ee)              AVP                     Ronald L. Christenson (dd)     D
Jean-Francois Muse (ee)         AVP                     Gary W. Jarrett (ee)           D, CM, MD
Jeanne Y. Smith (dd)            AS                      James T. Thompson (dd)         D
William D. Harvey (a)           S, D                    David T. Raisbeck (dd)         D

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)        CEO, D                  Alan B. Arends (j)             D
James E. Hoffman (b)            P                       Rockne G. Flowers (d)          D
Thomas L. Aller (b)             VP                      Joyce L. Hanes (k)             D
Charles Castine (b)             VP                      Lee Liu (b)                    CM, D
John K. Peterson (b)            VP                      Katharine C. Lyall (a)         D
John E. Ebright (a) ***         VP, C                   Arnold M. Nemirow (f)          D
Edward M. Gleason (a)           VP, T, S                Milton E. Neshek (i)           D
Linda J. Wentzel (a)            ACS                     Judith D. Pyle (a)             D
Enrique Bacalao (a)             AT                      Robert D. Ray (m)              D
Steven F. Price (a)             AT                      Robert W. Schlutz (o)          D
Robert A. Rusch (a)             AT                      Wayne H. Stoppelmoor (h)       VCM, D
Daniel L. Siegfried (b)         ACS                     Anthony R. Weiler (p)          D

Capital Square Financial Corporation
------------------------------------
Ruth A. Domack (a)              P, D                    Thomas L. Aller (b)            D
E. Dean Baumgardner (a)         VP                      John E. Ebright (a)            D
Henry D. Wertheimer (a)         VP, T                   Edward M. Gleason (a)          D
John W. Stoneman (a)            VP, S                   James E. Hoffman (b)           D, CM
Cynthia L. Dockus (a)           C

Henwood Energy Services, Inc.
-----------------------------
Mark I. Henwood (kk)            P, D                    Thomas R. Johnson (kk)         VP, S
David R. Branchcomb (kk)        SVP, D                  Thomas L. Aller (b)            D
Eric V. Toolson (kk)            VP, D                   Dr. Ronald McMahan (kk)        D

Alliant Energy Industrial Services, Inc.
----------------------------------------
Charles Castine (b)             P                       Thomas L. Aller (b)            VP, D
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            VP, D                   Daniel L. Siegfried (b)        AS

Whiting Petroleum Corporation
-----------------------------
David A. Frawley (q) *****       P, CEO, D                Edward M. Gleason (a)         AT, AS
D. Sherwin Artus (q)             EVP, COO                 James E. Hoffman (b)          D
Jerry D. Fitgerald (q)           VP                       Thomas L. Aller (b)           D
John R. Hazlett (q)              VP                       John E. Ebright (a)           D
Patricia J. Miller (q)           S                        Kenneth R. Whiting (q)        D
Etta F. Daniels (q)              ACS                      J. B. Ladd (q)                D
Christy M. Everdon (q)           ACS

Whiting Programs, Inc.
----------------------
David A. Frawley (q) *****       P, D                     Patricia J. Miller (q)        S
D. Sherwin Artus (q)             VP                       Etta F. Daniels (q)           ACS
John R. Hazlett (q)              VP                       Christy M. Evenden (q)        ACS
Jerry D. Fitzgerald (q)          VP

WOK Acquisition Company
-----------------------
David A. Frawley (q) *****       P, D                     Patricia J. Miller (q)        S
D. Sherwin Artus (q)             VP                       Christy M. Evenden (q)        ACS
John R. Hazlett (q)              VP, D                    Etta F. Daniel (q)            ACS
Jerry D. Fitzgerald (q)          VP, D

WAH Royalty Company
-------------------
David A. Frawley (q) *****       P, D                     Patricia J. Miller (q)        S
D. Sherwin Artus (q)             VP                       Christy M. Evenden (q)        ACS
John R. Hazlett (q)              VP, D                    Etta F. Daniel (q)            ACS
Jerry D. Fitzgerald (q)          VP, D                    Edward M. Gleason (a)         AT, AS

Whiting-Golden Gas Production Company
-------------------------------------
David A. Frawley (q) *****       P, CEO, D                Patricia J. Miller (q)        S
D. Sherwin Artus (q)             VP                       Christy M. Evenden (q)        ACS
John R. Hazlett (q)              VP, D                    Etta F. Daniel (q)            ACS
Jerry D. Fitzgerald (q)          VP, D                    Edward M. Gleason (a)         AT, AS

Industrial Energy Applications, Inc.
------------------------------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, VP                   Daniel L. Siegfried (b)        ACS
Charles Castine (b)             P

BFC Gas Company L.L.C.
----------------------
Charles Castine (b)             GM

Energys, Inc.
-------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, VP                   Daniel L. Siegfried (b)        ACS
Charles Castine (b)             P

Schedin & Associates, Inc.
--------------------------
Larry L. Schedin (x)            P                       Brad Fults (x)                 VP

Industrial Energy Applications Delaware Inc.
--------------------------------------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, VP                   Daniel L. Siegfried (b)        ACS
Charles Castine (b)             P

Ely, Inc.
---------
Thomas L. Aller (b)             P, D                    Daniel L. Siegfried (b)        ACS
Edward M. Gleason (a)           T, S

RMT, Inc.
---------
Stephen D. Johannsen (a)        P                       Richard J. Sawinski (f)        VP
Ted Juszczyk (a)                VP                      William A. Dickrell (a)        VP, T
Katharine E. Martine (a)        VP                      Ruth J. Muelker (g)            VP
James C. Myers (g)              VP                      Edward M. Gleason (a)          AT
Samuel Nott (g)                 VP                      Martha A. Hermsdorf (a)        S
Jitendra T. Radia (w)           VP                      Erroll B. Davis, Jr. (a)       D
Joel E. Roberts (a)             VP                      James E. Hoffman (b)           D
Robert J. Vetter (a)            VP

Residuals Management Technology, Inc., Ohio
-------------------------------------------
Jitendra T. Radia (w)           P, D                    Martha A. Hermsdorf (a)        S
Ted Juszczyk (a)                VP                      Katherine E. Martin (a)        D
Richard C. Krueger (w)          T, D                    Daniel E. Oman (r)             D

RMT North Carolina, Inc.
------------------------
Richard J. Sawinski (f)         P                       Stephen D. Johannsen (a)       D
Michael Parker (f)              VP                      Ted Juszczyk (a)               D
Martha A. Hermsdorf (a)         S                       William A. Dickrell (a)        D, T

RMT, Inc., Michigan
-------------------
Daniel E. Oman (r)              P, D                    Ed Cote (r)                    T, S
Katherine E. Martin (a)         VP, D                   Robert J. Vetter (a)           D

RMT International, Inc.
-----------------------
Samuel Nott (g)                 P, D                    William A. Dickrell (a)        T, D
Stephen D. Johannsen (a)        VP, D                   Martha A. Hermsdorf (a)        S

Heartland Energy Group, Inc.
----------------------------
Charles Castine (b)             P                       Daniel L. Siegfried (b)        ACS
James E. Hoffman (b)            VP, D                   Erroll B. Davis, Jr. (a)       D
Edward M. Gleason (a)           T, S

Alliant Energy Transportation, Inc.
-----------------------------------
Erroll B. Davis, Jr. (a)        D                       Paul H. Treangen (b)           VP
James E. Hoffman (b)            D                       Edward M. Gleason (a)          T, S
Thomas L. Aller (b)             D, P                    Daniel L. Siegfried (b)        ACS

IEI Barge Services, Inc.
------------------------
Thomas L. Aller (b)             P, D                    Daniel L. Siegfried (b)        ACS
Paul H. Treangen (b)            VP, D                   E. R. Kamm (a)                 D
Edward M. Gleason (a)           T, S

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)             P, D                    Daniel L. Siegfried (b)        ACS
Paul H. Treangen (b)            VP, D                   James E. Hoffman (b)           D
Edward M. Gleason (a)           T, S

Williams Bulk Transfer Inc.
---------------------------
Thomas L. Aller (b)             D, VP                   James E. Hoffman (b)           P
Paul H. Treangen (b)            D, VP                   Edward M. Gleason (a)          VP, T, S

Cedar Rapids & Iowa City Railway Company
----------------------------------------
Thomas L. Aller (b)             P, D                    Daniel L. Siegfried (b)        ACS
Paul H. Treangen (b)            VP, D                   James E. Hoffman (b)           D
Edward M. Gleason (a)           T, S

Heartland Rail Corporation
--------------------------
Donald C. Byers (y)             P, D                    Jon R. Roy (z)                 D
T. Scott Bannister (m)          S                       Marc A. Sanner (z)             D
William H. Camp (z)             D

Alliant Energy Investments, Inc.
--------------------------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, P                    Daniel L. Siegfried (b)        ACS
Thomas L. Aller (b)             D, VP

Village Lakeshares Inc.
-----------------------
James E. Hoffman (b)            D, P                    Thomas L. Aller (b)            D, VP
Edward M. Gleason (a)           D, T, S                 Daniel L. Siegfried (b)        ACS

Iowa Land and Building Company
------------------------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, P                    Daniel L. Siegfried (b)        ACS
Thomas L. Aller (b)             D, VP

McLeodUSA Inc.
--------------
Clark E. McLeod (b)              CEO, D, CM             Thomas M. Collins (b)          D
Richard A. Lumpkin (b)           VCM, D                 Robert J. Currey (ff)          D
Stephen C. Gray (b)              P, COO, D              Lee Liu (b)                    D
Blake O. Fisher, Jr. (b)         GVP, RP, D             Paul D. Rhines (b)             D
J. Lyle Patrick (b)              GVP, CFO               Anne K. Bingaman (b)           D
Roy A. Wilkens (b)               CTO, D                 Peter H. O. Claudy (b)         D
Arthur L. Christoffersen (b)     GVP                    Theodore R. Forstmann (b)      D
Randall Rings (b)                VP, GC, S              Erskine B. Bowles (b)          D

Alliant Energy Investco, Inc.
-----------------------------
James E. Hoffman (b)            D, P                    Thomas L. Aller (b)            D, VP
Edward M. Gleason (a)           D, T, S                 Daniel L. Siegfried (b)        ACS

2001 Development Corporation
----------------------------
Thomas M. Collins (u)           P, D                    Susan Mayer (l)                VP, D
Thomas L. Aller (b)             EVP                     Scott McIntyre, Jr. (b)        VP, T, D
Joe Hladky (b)                  VP, D                   Clark E. McLeod (b)            VP, S, D
James E. Hoffman (b)            VP, D                   Ted Schwartz (v)               VP, D

2002 Development Corporation
----------------------------
Thomas M. Collins (u)           P, D                    Susan Mayer (l)                VP, D
Thomas L. Aller (b)             EVP                     Scott McIntyre, Jr. (b)        VP, T, D
Joe Hladky (b)                  VP, D                   Clark E. McLeod (b)            VP, S, D
James E. Hoffman (b)            VP, D                   Ted Schwartz (v)               VP, D

Heartland Energy Services, Inc.
-------------------------------
Charles Castine (b)             P                       Edward M. Gleason (a)          T, S
Thomas L. Aller (b)             VP                      Daniel L. Siegfried (b)        ACS
James E. Hoffman (b)            VP, D                   Erroll B. Davis, Jr. (a)       D

ReGENco L.L.C.
--------------
Thomas L. Aller (b)             AB                      Richard G. Carlson (c)         AB
Daniel L. Mineck (b)            AB                      John Bobrowich (c)             AB
Dudley J. Godfrey, Jr. (c)      AB                      James A. Mathes (c)            AB

Heartland Properties, Inc.
--------------------------
Ruth A. Domack (a)              P, D                    Thomas L. Aller (b)            D
E. Dean Baumgardner (a)         VP                      John E. Ebright (a)            D
Henry D. Wertheimer (a)         VP, T                   Edward M. Gleason (a)          D
John W. Stoneman (a)            VP, S                   James E. Hoffman (b)           D, CM
Cynthia L. Dockus (a)           C

Alliant Energy International, Inc.
----------------------------------
Erroll B. Davis, Jr. (a)        D                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, VP                   Daniel L. Siegfried (b)        ACS
John K. Peterson (b)            P

Interstate Energy Corporation PTE Limited
-----------------------------------------
James E. Hoffman (b)            D, CM                   Tang Cheng Lin (jj)            S
Juliet Ang (jj)                 RD                      Edward M. Gleason (a)          T
Joel J. Schmidt (b)             MD                      John K. Peterson (b)           P, D

Jiaxing JIES Power & Heat Company Limited
-----------------------------------------
John K. Peterson (b)            D                       Zheng Yong Zhou (ll)           D
James E. Hoffman (b)            D, VCM                  Bangda Shen (ll)               D, GM
Joel J. Schmidt (b)             D                       Jinfeng Wang (ll)              CA
Yongming Chen (ll)              D, CM                   Yaosheng Hua (ll)              AGM

Tongxiang TIES Power & Heat Company Limited
-------------------------------------------
John K. Peterson (b)            D                       Liyong Bai (ll)                D
James E. Hoffman (b)            D                       Yiqiang Du (ll)                GM
Joel J. Schmidt (b)             D                       Keqiang Li (ll)                AGM
Deliang Zhou (ll)               D, CM                   Xiaokang Wang (ll)             CA
Jiaquan Chen (ll)               D

Alliant Energy Brazil, Inc.
---------------------------
John K. Peterson (b)            P                       Edward M. Gleason (a)          T, S
James E. Hoffman (b)            D, VP                   Daniel L. Siegfried (b)        ACS
Thomas M. Walker (a)            VP, CFO                 Erroll B. Davis, Jr. (a)       D

Alliant Energy Holdings do Brasil Limitada
------------------------------------------
Rodolpho Protasio (aa)          DM

Alliant International New Zealand Limited
-----------------------------------------
James E. Hoffman (b)            D                       Christopher James Lindell (s)    MD, VP, D
John K. Peterson (b)            D

Alliant Energy Australia Pty. Limited
-------------------------------------
Christopher James Lindell (s)     MD, D                 John K. Peterson (b)           D
Geoffrey N. Harley (qq)           D

Infratil Australia Limited
--------------------------
Martin Kriewaldt (uu)             D                     HR Lloyd Morrison (uu)         D
Sir Leo Hielscher (uu)            D                     John Clarke (uu)               D
Rodney White (uu)                 D                     Liberato Petagna (uu)          D
Christopher James Lindell (s)     D

Grandelight Holding Limited
---------------------------
James E. Hoffman (b)            D                       John K. Peterson (b)           P, D
Joel J. Schmidt (b)             MD                      Edward M. Gleason (a)          T

Peak Pacific Investment Co. Limited
-----------------------------------
Robert W. Anderson, Jr. (jj)      P, D                  James E. Hoffman (b)           D, CM
Michael R. Ashburrn (jj)          VP                    Joel J. Schmidt (b)            D
Daniel Raymond Revers (jj)        D                     John K. Peterson (b)           D
Phillip Anthony Messina (jj)      D                     Thomas M. Walker (a)           D

Shijiazhuang Chengfeng Heat and Power Co. Limited
-------------------------------------------------
Mochen Yu (nn)                    D                     Michael R. Ashburn (jj)        D
Baisong Wei (nn)                  D                     Veikko Tiainen (jj)            D, GM
Yuchang Jia (nn)                  D, AGM                Rong Liu (jj)                  D, CFO
Bingyi Li (nn)                    D                     Feng Liu (jj)                  D
Robert W. Anderson, Jr. (jj)      D, CM

Handan Chengfeng Heat and Power Co. Limited
-------------------------------------------
Tongxi Zhang (oo)                 D, AGM                Veikko Tiainen (jj)            D, GM
Shaokui Jin (oo)                  D                     Rong Liu (jj)                  D, CFO
Xiaotong Li (oo)                  D                     Feng Liu (jj)                  D
Robert W. Anderson, Jr. (jj)      D                     Hui Jin (jj)                   D
Michael R. Ashburn (jj)           D

Jinan Yaqing Heat and Power Co. Limited
---------------------------------------
Guangyi Sun (pp)                  D                     Michael R. Ashburn (jj)        D
Jinsheng Qin (pp)                 D, GM                 Hui Jin (jj)                   D
Dezhi Zhang (pp)                  D                     Rong Liu (jj)                  D, CFO
Chuanhai He (pp)                  D                     Johnny Lee (jj)                D
Robert W. Anderson, Jr. (jj)      D, CM

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (jj)      D

Henan Anfeng Electric Power Co. Limited
---------------------------------------
Huo Guozheng (mm)                GM                     Johnny Lee (jj)                AGM
Loy Hui Lim (mm)                 CFO

Henan Yongfeng Electric Power Co. Limited
-----------------------------------------
Huo Guozheng (mm)               GM                      Johnny Lee (jj)                AGM
Loy Hui Lim (mm)                CFO

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
John K. Peterson  (b)           M, CM, GD               Jeffrey K. Rosencrants (b)           AS
Thomas L. Aller (b)             M                       Alejandra Sainz Orantes (ii)         AS
Charles Castine (b)             M                       Luis Manuel Linero Colorado (ii)     SB
Edward M. Gleason (a)           M, S                    Carlos Moya Vallejo (ii)             SB

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
John K. Peterson  (b)           M, CM, GD               Jeffrey K. Rosencrants (b)           AS
Thomas L. Aller (b)             M                       Alejandra Sainz Orantes (ii)         AS
Charles Castine (b)             M                       Luis Manuel Linero Colorado (ii)     SB
Edward M. Gleason (a)           M, S                    Carlos Moya Vallejo (ii)             SB

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
John K. Peterson  (b)           M, CM, GD               Jeffrey K. Rosencrants (b)           AS
Thomas L. Aller (b)             M                       Alejandra Sainz Orantes (ii)         AS
Charles Castine (b)             M                       Luis Manuel Linero Colorado (ii)     SB
Edward M. Gleason (a)           M, S                    Carlos Moya Vallejo (ii)             SB

Alliant Energy de Mexico L.L.C.
-------------------------------
John K. Peterson (b)            P

Alliant Energy Renewable Resources Limited
------------------------------------------
James E. Hoffman (b)            D, CM                   Michael Ashford (rr)           AS
John K. Peterson (b)            D, DC                   Steven F. Price (a)            AT
Graham B. Colis, R. (rr)        D                       Dawna Ferfuson (rr)            S
C.F. Cooper, A. (rr)            D                       Edward M. Gleason  (a)         T
Joel J. Schmidt (b)            VP

Alliant Energy do Brasil Limitada
---------------------------------
John K. Peterson (b)            AB                      Jeanete Herzberg (aa)            DM
Thomas M. Walker (a)            AB                      Rafael Claudio Herzberg (aa)     DM

The following partnerships and LLCs do not have officers and directors as such:
-------------------------------------------------------------------------------
M&I Services Partnership                                Blairs Ferry Limited Partnership
EnviroGas L.P.                                          2060 Partnership, L.P.
Alliant Energy Nuclear, L.L.C.                          3001 L.L.C.
Oak Hill Pipeline L.P.                                  OSADA I Limited Partnership
Alliant South Texas Pipeline, L.P.                      Atlantic-Sundance Apartments, L.P.
Village Lakeshares, L.P.                                Wagon Wheel L.P.
Prairie Ridge Business Park, L.C.                       Fort Madison IHA Senior Housing L.P.
Center Place Limited Partnership

*Address Codes:
---------------
(a)      Madison, WI                                    (y)      Newton, IA
(b)      Cedar Rapids, IA                               (z)      Decatur, IL
(c)      Milwaukee, WI                                  (aa)     Sao Paulo, SP Brazil
(d)      Stoughton, WI                                  (bb)     Green Bay, WI
(e)      Marion, IA                                     (cc)     Wisconsin Rapids, WI
(f)      Greenville, SC                                 (dd)     Wayzata, MN
(g)      Austin, TX                                     (ee)     Minnetonka, MN
(h)      Dubuque, IA                                    (ff)     Chicago, IL
(i)      North Lake Geneva, WI                          (gg)     Wanganui, New Zealand
(j)      Albert Lea, MN                                 (hh)     Palmerston North, New Zealand
(k)      Mason City, IA                                 (ii)     Mexico City, D.F.
(l)      Washington, DC                                 (jj)     Singapore
(m)      Des Moines, IA                                 (kk)     Sacramento, CA
(n)      Kansas City, MO                                (ll)     Zhejiang Province, PRC
(o)      Columbus Junction, IA                          (mm)     Henan Province, PRC
(p)      Richmond, VA                                   (nn)     Hebei Province, PRC
(q)      Denver, CO                                     (oo)     Nebei Province, PRC
(r)      Ann Arbor, MI                                  (pp)     Shandong Province, PRC
(s)      Auckland, New Zealand                          (qq)     Brisbane, Queensland, Australia
(t)      Minneapolis, MN                                (rr)     Hamilton HM 11, Bermuda
(u)      Tucson, AZ                                     (ss)     Jainesville, WI
(v)      Deerfield, IL                                  (tt)     Hudson, WI
(w)      Dublin, OH                                     (uu)     Tauranga, New Zealand
(x)      Wausau, WI                                     (vv)     Wellington, New Zealand

**Positions are indicated by the following symbols:
---------------------------------------------------
AB             Advisory Board Member                    DM             Delegate Manager
AC             Assistant Controller                     EVP            Executive Vice President
ACS            Assistant Corporate Secretary            GC             General Counsel
AGM            Assistant General Manager                GD             General Director
AS             Assistant Secretary                      GM             General Manager
AT             Assistant Treasurer                      GVP            Group Vice President
AVP            Assistant Vice President                 M              Manager
C              Controller                               MD             Managing Director
CA             Chief Accountant                         P              President
CEO            Chief Executive Officer                  RD             Resident Director
CFO            Chief Financial Officer                  S              Corporate Secretary
CM             Chairman of the Board                    SB             Board of Surveillance Member
CNO            Chief Nuclear Officer                    SVP            Senior Vice President
COO            Chief Operating Officer                  T              Treasurer
CTO            Chief Technology Officer                 VCM            Vice Chairman of the Board
D              Director                                 VP             Vice President
DC             Deputy Chairman

***     Effective January 1, 2000, Mr. Ebright was elected Vice President - Special Projects of Alliant Energy.
****    Effective January 1, 2000, Mr. Doyle was elected Vice President - Chief Accounting and Financial Planning
        Officer of Alliant Energy, IESU, WP&L, IPC, Corporate Services and Resources and Controller of South
        Beloit.
*****   Mr. Frawley retired effective December 31, 1999.

Part II.  Financial Connections as of December 31, 1999

                                                                                     Position Held          Applicable
                                                 Name and Location of                in Financial         Exemption Rule
    Name of Officer or Director                  Financial Institution                Institution
------------------------------------    ----------------------------------------    ----------------     -----------------
Rockne G. Flowers                       M&I Bank of Southern Wisconsin,             Director             70 (a), (c), (g)
                                        Madison, WI

Katharine C. Lyall                      M&I Corporation, Milwaukee, WI              Director             70 (a), (c)


Part III.  Compensation and Other Related Information

(a) Compensation of Directors and Executive Officers and (e) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

     For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

     Alliant Energy's 2000 Proxy Statement, pages 13 through 32, which is incorporated herein by reference to Alliant Energy's 2000 Proxy Statement, File No. 1-9894.

     WP&L's 2000 Proxy Statement, pages 12 through 32, which is incorporated herein by reference to WP&L's 2000 Proxy Statement, File No. 0-337.

(b)  Directors'  and  Executive  Officers'  Interests  in  Securities  of System
     Companies

     For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

     Alliant Energy's 2000 Proxy Statement, page 16.

     WP&L's 2000 Proxy Statement, pages 15 and 16.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

     For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

     Alliant Energy's 2000 Proxy Statement, pages 13 through 15, 21 and 22.

     WP&L's 2000 Proxy Statement, pages 12 through 14, 21 and 22.

(d)  Directors' and Executive Officers' Indebtedness to System Companies

     None.

(f) Directors' and Executive Officers' Rights to Indemnity

     The state laws under which each of Alliant Energy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

     Bylaws of Alliant Energy, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year ended December 31, 1999).

     Bylaws of WP&L, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year ended December 31, 1999).

     Bylaws of IESU, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year ended December 31, 1999).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) None - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

(2)

         Name of Company              Name of Recipient or Beneficiary            Purpose         Account Charged        Amount
------------------------------ -------------------------------------------- ----------------- --------------------- -------------
WP&L                           Less than $10,000  - 5 beneficiaries               (A)          Operating Expense         $11,591

IESU                           Less than $10,000  - 51 beneficiaries              (A)          Operating Expense          65,119

IPC                            Less than $10,000  - 25 beneficiaries              (A)          Operating Expense          45,433

Resources                      Less than $10,000 - 1 beneficiary                  (A)          Operating Expense             595

Barge                          Less than $10,000 - 1 beneficiary                  (A)          Operating Expense             297

(A)  Area Development

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Sales and Service

                                    Serving Company       Receiving                           Date of       In effect at
          Transaction                                      Company          Compensation      Contract        Year End
---------------------------------  ------------------  -----------------  ----------------- -------------  ---------------
Coal sales                               Barge               IESU               $2,084,000     1/1/98           Yes
Coal transportation                     CRANDIC              IESU                1,708,000     4/1/98           Yes
Coal handling                            Barge               WP&L                  543,000    11/27/91          Yes
Environmental consulting               RMT, Inc.             WP&L                  432,782     3/1/99           Yes
Coal handling                            Barge               IESU                  392,000    12/12/97          Yes
Gas marketing                           Whiting              ISCO                  300,000     7/1/99           Yes
Coal transportation                     CRANDIC              IESU                  209,000    12/12/97          Yes
Environmental consulting               RMT, Inc.             IEA                   191,383     8/1/99           Yes
Coal handling                          Williams        Cargill-Alliant              78,000    4/14/99           Yes
Engineer, procure, construct
    agreement                             IEA              BFC Gas                  62,313    3/31/97           Yes
Environmental consulting               RMT, Inc.             IESU                   52,517    11/1/96           Yes
Propane system                       Energys, Inc.           IEA                    42,519    12/16/97           No
Transloading                           Transfer            CRANDIC                  37,000    11/1/94           Yes
Gas marketing                           Whiting              IEA                    36,140     8/5/97           Yes
Environmental consulting               RMT, Inc.            Barge                   12,397    11/1/96           Yes
Risk management support              Energys, Inc.           IEA                     3,469    4/12/99            No
Operation and maintenance
    agreement                            IESU                IEA                     3,331    4/13/92           Yes
Building lease                          CRANDIC            Transfer                  2,000    12/11/98          Yes
Coal transportation                     CRANDIC              IESU                    1,000    11/1/98           Yes


Part II.  Contracts to Purchase Services or Goods Between any System Company

None.

Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

  Alliant Energy Australia Pty. Limited (Australia)
* Alliant Energy Brazil, Inc. (Brazil)
  Alliant Energy de Mexico L.L.C (Mexico LLC)
  Alliant Energy de Mexico, S. de R.L. de C.V. (Mexico)
* Alliant Energy do Brasil Limitada (f/k/a Alliant Do Brasil Limitada) (Brasil)
* Alliant Energy Holdings do Brasil Limitada (f/k/a Centelha do Oeste Empreendimentos E Participacoes S/C Limitada (Holdings Brasil)
* Alliant Energy International, Inc. (International)
  Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Operaciones)
  Alliant Energy Renewable Resources, Limited (AERR)
  Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Servicios)
  Alliant Energy Southern Hydro, Limited (**)
* Alliant International New Zealand Limited (New Zealand)
  Central Power Limited (***)
* Grandelight Holding Limited (Grandelight)
* Handan Chengfeng Heat and Power Co. Limited (Handan) (****)
  Henan Anfeng Electric Power Co. Limited (Anfeng)
  Henan Yongfeng Electric Power Co. Limited (Yongfeng)
  Infrastructure & Utilities NZ Limited (Infratil NZ)
  Infratil Australia Limited (Infratil AUS)
* Interstate Energy Corporation PTE Limited (IEC PTE)
* Jiaxing JIES Power and Heat Co. Limited (JIES)
* Jinan Yaqing Heat and Power Co. Limited (Jinan)
  LDM Utility Co., S.A. de C.V. (LDM)
* Peak Pacific Investment Co. (Labuan) BHD (Labuan)
* Peak Pacific Investment Co. Limited (f/k/a Peak Pacific Investment Co. PTE Limited) (PPIC)
* Powerco Limited (Powerco)
  Sawyer Finance Limited (*****)
* Shijiazhuang Chengfeng Heat and Power Co. Limited (Shijiazhuang)
  Southern Hydro Partnership (Southern Hydro) (**)
  Statewest Power Property Limited (Statewest)
* Tongxiang TIES Power and Heat Co. Limited (TIES)
  TrustPower Limited (TrustPower)
  Utility Investments Limited (UIL)


*          In existence at date of merger closing.
**        Acquired in 2000.
***      Sold in 1999.
****    Inactive at December 31, 1999.
*****  Amalgamated in 1999.

All of the above entities are FUCOs. Alliant Energy had no investments in EWGs at December 31, 1999.

Part I.
(a). Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

                                                                               Description of Electric Generation,       Owner(s) /
                                                                                 Transmission and Distribution          Investor(s)
    Name of                                           Business                  Facilities and Gas Distribution      (see Item 1 and
    Company              Location                     Address                             Facilities                   Item 9(b) for
                                                                                                                       description)
-----------------  ----------------------  -------------------------------  --------------------------------------------------------

Australia              (See Business         Level 12, 15 Huron Street                       None                      International
                         Address)               Takapuna, Auckland,
                                                    New Zealand

Brazil                 (See Business           200 First Street S.E.                         None                      International
                         Address)             Cedar Rapids, Iowa 52401

Mexico LLC             (See Business         Corporation Trust Center,                       None                      International
                         Address)               1209 Orange Street,
                                                Wilmington, Delaware

Mexico                 (See Business        San Luis Potosi No. 211-100,                     None                      International
                         Address)                  Colonia Roma,                                                            and
                                            Delegacion Cuauhtemoc, 06770                                                Mexico LLC
                                                    Mexico, D.F.

Brasil                 (See Business            19th Floor, Room 8,                          None                      Resources and
                         Address)              Rua Libero Badaro 293                                                   International
                                                 Sao Paulo, Brazil

Holdings Brasil        (See Business            20th Floor, Suite 5,                         None                      International
                         Address)              Rua Libero Badaro 293                                                   and Resources
                                                 Sao Paulo, Brazil

International          (See Business           200 First Street S.E.                         None                        Resources
                         Address)             Cedar Rapids, Iowa 52401

Operaciones            (See Business        San Luis Potosi No. 211-100,                     None                       Mexico and
                         Address)                  Colonia Roma,                                                        Mexico LLC
                                            Delegacion Cuauhtemoc, 06770
                                                    Mexico, D.F.

AERR                   (See Business              Clarendon House,                           None                      International
                         Address)                 2 Church Street,
                                              Hamilton HM 11, Bermuda

Servicios              (See Business        San Luis Potosi No. 211-100,                     None                       Mexico and
                         Address)                  Colonia Roma,                                                         Mexico LLC
                                            Delegacion Cuauhtemoc, 06770
                                                    Mexico, D.F.

New Zealand            (See Business            Level 2, NZPP House,                         None                      International
                         Address)                 15 Huron Street,
                                            P.O. Box 33-1247, Takapuna,
                                             Auckland, New Zealand 1332

                                                                              Description of Electric Generation,       Owner(s) /
                                                                                 Transmission and Distribution          Investor(s)
    Name of                                           Business                  Facilities and Gas Distribution      (see Item 1 and
    Company              Location                     Address                             Facilities                   Item 9(b) for
                                                                                                                       description)
-----------------  ----------------------  -------------------------------  --------------------------------------------------------

Grandelight            (See Business             Trident Chambers,                           None                      International
                         Address)             P.O. Box 146, Road Town,
                                              Tortola, British Virgin
                                                      Islands

Handan             Hebei Province,         Jinfeng Street, North Section,                    None                          PPIC
                   People's Republic of       Lin Zhang County, Handan
                   China                       City, Hebei Province,
                                             People's Republic of China

Anfeng             Henan Province,            Industrial Demonstration      One 50 MW coal burning electric                PPIC
                   People's Republic of          Zone, Gongyi City,         generating unit.
                   China                          Henan Province,
                                             People's Republic of China

Yongfeng           Henan Province,            Industrial Demonstration      One 50 MW coal burning electric                PPIC
                   People's Republic of          Zone, Gongyi City,         generating unit.
                   China                          Henan Province,
                                             People's Republic of China

Infratil NZ            (See Business                P.O. Box 320                             None                           UIL
                         Address)             Wellington, New Zealand

Infratil AUS           (See Business          Level 25, Eagle Street,                        None                        Australia
                         Address)                 Waterfront Place
                                                    GPO Box 1242
                                                 Brisbane QLD 4001
                                                     Australia

IEC PTE                (See Business             65 Chulia Street,                           None                      International
                         Address)              OCBC Cente, R #31-00,
                                             East Lobby, Singapore, RE
                                                       049513

JIES               Zhejiang Province,             Yun He Qiao Tu,           Three 12 MW coal burning electric and         IEC PTE
                   People's Republic of            Wai Huan Road,           steam generation units.
                   China                           Jiaxing City,
                                                 Zhejiang Province,
                                             People's Republic of China

Jinan              Shandong Province,         Hualong Road, East End,       One 6 MW coal burning electric and             PPIC
                   People's Republic of          Jinan City, 250100         steam generation unit.
                   China                         Shandong Province,
                                             People's Republic of China

LDM                Puerto Penasco,            10611 North Hayden Road,      Transmission line - three phase, 13.2    International *
                   Sonora, Mexico           #D106, Scottsdale, AZ 85260     kV overhead line with minimum capacity
                                                                            of 2000 KVA continuous.  Substation -
                                                                            low profile, open air design with
                                                                            initial capacity of 2000 KVA at 25
                                                                            kV.

                                                                             Description of Electric Generation,       Owner(s) /
                                                                                 Transmission and Distribution          Investor(s)
    Name of                                           Business                  Facilities and Gas Distribution      (see Item 1 and
    Company              Location                     Address                             Facilities                   Item 9(b) for
                                                                                                                       description)
-----------------  ----------------------  -------------------------------  --------------------------------------------------------

Labuan                 (See Business                Level 13(E),                             None                          PPIC
                         Address)                Main Office Tower,
                                               Financial Park Labuan,
                                            Jalan Merdeka, 87000 Labuan
                                            FT, East Malaysia, Malaysia

PPIC                   (See Business             302 Orchard Road,                           None                       Grandelight
                         Address)              Tong Building #18-02B,
                                                 Singapore 238862,
                                               Republic of Singapore

Powerco            Southern area of             151 St. Hill Street,        Five hydroelectric generating               New Zealand
                   North Island,               Wanganui, New Zealand        facilities with a combined capacity of
                   New Zealand                                              41 MW.
                                                                            9,200 kilometers of electric
                                                                            transmission and distribution lines.

Shijiazhuang       Hebei Province,            North Beiguan, Zhengding      Two 12 MW coal burning electric and            PPIC
                   People's Republic of      County, Shijiazhuang City,     steam generation units; currently
                   China                      Hebei Province, People's      under construction.
                                                 Republic of China

Statewest              (See Business             7-11 Catalano Road         Numerous power stations with total         Infratil AUS
                         Address)                  P.O. Box 1459            capacity of 58 MW currently in service
                                                Canning Vale WA 6155        or under construction.
                                                     Australia

TIES               Zhejiang Province,       B16-17 Tongxiang Economic &     Two 12 MW coal burning electric and           IEC PTE
                   People's Republic of     Development Zone, Tongxiang     steam generation units.
                   China                               City,
                                                 Zhejiang Province,
                                             People's Republic of China

TrustPower             (See Business             Private Bag 12023          31 hydroelectric generating facilities   New Zealand and
                         Address)              Tauranga, New Zealand        and a wind farm with a combined               UIL **
                                                                            generating capacity of 425 MW.

UIL                    (See Business               P.O. Box 1867                             None                    New Zealand ***
                         Address)              Auckland, New Zealand


*     At December 31, 1999, International had outstanding loans of approximately $9.9 million to LDM.
**    At December 31, 1999, UIL had invested approximately $33.0 million in TrustPower to acquire 20,627,253 ordinary shares and 100 $1.10 NZ$ Convertible Notes representing approximately 11% of the voting shares of
      TrustPower.
***   At December 31, 1999, New Zealand owned approximately $45.0 million of debentures of UIL.

(b). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or foreign utility company. Identify separately any direct or indirect guarantee of a security of the EWG or foreign utility company by the registered holding company. Identify any transfers of assets from any system company (other than an exempt wholesale generator or foreign utility company) to an affiliate exempt wholesale generator or foreign utility company. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                             Amount            Other Financial Obligation       assets to EWG
       Company                   Security              (in thousands)              (in thousands)                or FUCO
----------------------- --------------------------- ---------------------  ---------------------------------------------------
Australia               32,134,439 Ordinary Shares        $20,508                       None                       None
Brazil                  1,000 Common Shares                  --                         None                       None
Mexico LLC              Not applicable                       --                         None                       None
Mexico                  3,000 Participation Units            --                         None                       None
Brasil                  962,161 Quotas                      525                         None                       None
Holdings Brasil         1,000 Quotas                         --                         None                       None
International           1,000 Common Shares                30,489          Inter-company borrowings from:          None
                                                                             Money pool borrowings from
                                                                             Resources of $178,547 (*);
                                                                            Resources of $960; Corporate
                                                                           Services of $44; and IESU of $2
Operaciones             3,000 Participation Units            --                         None                       None
AERR                    120 Common Shares                    --                         None                       None
Servicios               3,000 Participation Units            --                         None                       None
New Zealand             24,858,503 Ordinary Shares         96,556                       None                       None
Grandelight             100,000 Registered Shares          4,499            Inter-company borrowings from          None
                                                                                   Resources of $2
Handan                  Registered Capital                   --                         None                       None
Anfeng                  Registered Capital                 6,748                        None                       None
Yongfeng                Registered Capital                 6,748                        None                       None
Infratil NZ             **                                   **                         None                       None
Infratil AUS            33,825,620 Ordinary Shares         20,941                       None                       None
IEC PTE                 2 Ordinary Shares                  24,072                       None                       None
JIES                    Registered Capital                 13,119                       None                       None
Jinan                   Registered Capital                 3,500                        None                       None
LDM                     ***                                 ***                         None                       None
Labuan                  3 Ordinary Shares                    --                         None                       None
PPIC                    495 Voting Preference A            31,956                       None                       None
                        Shares and 31,955,342
                        Non-voting Preference A
                        Shares
Powerco                 5,120,154                          15,695                       None                       None
                        $1.00 Ordinary Shares
Shijiazhuang            Registered Capital                 6,440                        None                       None
Statewest               10,000 Class A Shares;             5,190                        None                       None
                        100 Class E Shares;
                        2 Class F Shares
TIES                    Registered Capital                 12,050                       None                       None
TrustPower              10,971,425 Ordinary Shares         24,820                       None                       None
UIL                     ****                                ****                        None                       None

* Alliant Energy has entered into an agreement dated October 30, 1998 with Resources which provides support for Resources' commercial paper program.
** At December 31, 1999, UIL had invested approximately $13.9 million in Infratil NZ to acquire 19,121,200 ordinary shares and 1,912,120 $1.40 NZ$ Warrants representing approximately 10% of the voting shares of Infratil NZ.
*** At December 31, 1999, International had outstanding loans of $9.9 million to LDM.
**** At December 31, 1999, New Zealand owned approximately $45.0 million of debentures of UIL.

(c). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.


     Name of         Ratio of Debt to
     Company         Common Equity (*)        1999
                                        Earnings/(Losses)
-------------------  ------------------ ------------------

Australia                   0%             ($139,797)
Brazil                      0%                 --
Mexico LLC                  0%                 --
Mexico                      0%                 --
Brasil                      0%              (343,559)
Holdings Brasil             0%                 --
International               0%              (361,754)
Operaciones                 0%                 --
AERR                        0%                 --
Servicios                   0%                 --
New Zealand                 0%              9,504,998
Grandelight                 0%             (2,811,488)
Handan                      0%              (203,995)
Anfeng                      0%              (695,699)
Yongfeng                    0%              (55,331)
Infratil NZ               107.5%         13,846,833 (**)
Infratil AUS               9.5%           (10,479,934)
IEC PTE                     0%           2,672,007 (***)
JIES                       0.1%             1,826,552
Jinan                       0%              (862,927)
LDM                      262,754%              --
Labuan                      0%              (970,125)
PPIC                        0%             (3,596,958)
Powerco                    37.2%         34,998,946 (**)
Shijiazhuang                0%              (84,418)
Statewest                  22.8%            1,018,784
TIES                        0%              2,116,458
TrustPower                 37.5%        131,932,055 (**)
UIL                         0%          3,052,302 (****)

*     Intercompany debt has been excluded from the calculation of this ratio.
** Represents earnings for the 1999 fiscal year (Twelve months ended March 31, 1999).
*** Represents earnings for the 1999 fiscal year (Twelve months ended June 30, 1999).
****  Represents earnings for the nine months ended December 31, 1999.

(d). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

None

Part  II.  Submit  as  Exhibit  H  an  organizational   chart  showing  the
relationship of each EWG and foreign utility company to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit I.

See Exhibit H and Exhibit I.

Part III. State the registered holding company's aggregate investment in EWGs and foreign utility companies, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.


 Aggregate Investment in       Aggregate Capital
     EWG's and FUCOs        Investment in Domestic      Ratio
     (in thousands)       Public-Utility Subsidiaries
                                (in thousands)
 ------------------------ ---------------------------- --------

        $224,203                   $1,389,036            16%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Consolidating Financial Statements and Notes
--------------------------------------------

Exhibits
--------

Refer to Exhibit F for a listing of the Financial Statement exhibits.

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 1999, for Alliant Energy, IESU and WP&L is incorporated herein by reference.

Exhibits
--------

Exhibit A
---------
   A.1 * Annual Report of Alliant Energy on Form 10-K for the year ended December 31, 1999 (Incorporated by reference to File No. 1-9894)

   A.2 Annual Report to Shareowners for Alliant Energy for the year ended December 31, 1999 (Filed under cover of Form SE)

   A.3 * Annual Report of IESU on Form 10-K for the year ended December 31, 1999 (Incorporated by reference to File No. 0-4117-1)

   A.4 * Annual Report of WP&L on Form 10-K for the year ended December 31, 1999 (Incorporated by reference to File No. 0-337)

Exhibit B
---------
   B.1 * Agreement and Plan of Merger, dated as of November 10, 1995, by and among WPL Holdings, Inc., IES Industries Inc., IPC and AMW Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to Alliant Energy's Current Report on Form 8-K, dated November 10, 1995)

   B.2 * Amendment No. 1 to Agreement and Plan of Merger and Stock Option Agreements, dated May 22, 1996, by and among WPL Holdings, Inc., IES Industries Inc., IPC, a Delaware corporation, AMW Acquisition, Inc., WPLH Acquisition Co. and IPC, a Wisconsin corporation (incorporated by reference to Exhibit 2.1 to Alliant Energy's Current Report on Form 8-K, dated May 22, 1996)

   B.3 * Amendment No. 2 to Agreement and Plan of Merger, dated August 16, 1996, by and among WPL Holdings, Inc., IES Industries Inc., IPC, a Delaware corporation, WPLH Acquisition Co. and IPC, a Wisconsin corporation (incorporated by reference to Exhibit 2.1 to Alliant Energy's Current Report on Form 8-K, dated August 15, 1996)

   B.4 * Restated Articles of Incorporation of Alliant Energy, as amended (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-Q for the quarter ended June 30, 1999)

   B.5 * Bylaws of Alliant Energy, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year ended December 31, 1999)

   B.6 * Restated Articles of Incorporation of WP&L, as amended (incorporated by reference to Exhibit 3.1 to WP&L's Form 10-Q for the quarter ended June 30, 1994)

   B.7 * Bylaws of WP&L, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year ended December 31, 1999)

   B.8 * Amended and Restated Articles of Incorporation of IESU (incorporated by reference to Exhibit 3.5 to IESU's Form 10-Q for the quarter ended June 30, 1998)

   B.9 * Bylaws of IESU, as amended, effective as of March 15, 2000 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year ended December 31, 1999)

   B.10 * Restated Certificate of Incorporation of IPC as originally filed April 18, 1925 and as amended effective through October 21, 1993 (incorporated by reference to Exhibit 3.(i).1 to IPC's Form 10-K for the year ended December 31, 1996)

   B.11   * Certificate   of  Amendment  to  the   Restated   Certificate   of
          Incorporation of IPC, effective March 4, 1997 (incorporated by reference to Exhibit 3.(i).2 to IPC's Form 10-K for the year ended December 31, 1996)

   B.12   Bylaws of IPC, as amended, effective as of March 15, 2000

   B.13 * Articles of Incorporation of Corporate Services, dated December 8, 1997 (incorporated by reference to Exhibit B.13 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.14 * Articles of Amendment to Articles of Incorporation of Corporate Services, effective as of January 29, 1999 (incorporated by reference to Exhibit B.14 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.15 * Bylaws of Corporate Services, effective as of January 28, 1999 (incorporated by reference to Exhibit B.15 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.16 * Articles of Incorporation of Resources, effective as of January 11, 1988 (incorporated by reference to Exhibit B.16 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.17 * Articles of Merger, Merging IES Diversified Inc. with and into Resources, effective as of April 21, 1998 (incorporated by reference to Exhibit B.17 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.18 * Articles of Amendment to Articles of Incorporation of Resources, effective as of April 23, 1998 (incorporated by reference to Exhibit
          B.18 to  Alliant  Energy's  Form U5S for the year ended  December  31,
          1998)

   B.19 * Articles of Amendment to Articles of Incorporation of Resources, effective as of December 9, 1998 (incorporated by reference to Exhibit
          B.19 to  Alliant  Energy's  Form U5S for the year ended  December  31,
          1998)

   B.20   Bylaws of Resources, as amended, effective as of March 15, 2000

Exhibit C
     C.1 * Indenture of Mortgage or Deed of Trust dated August 1, 1941, between WP&L and First Wisconsin Trust Company (n/k/a Firstar Bank, N.A.) and George B. Luhman, as Trustees, filed as Exhibit 7(a) in File No. 2-6409, and the indentures supplemental thereto dated, respectively, January 1, 1948, September 1, 1948, June 1, 1950, April 1, 1951, April 1, 1952, September 1, 1953, October 1, 1954,
          March 1,  1959, May 1, 1962, August 1,  1968, June 1, 1969, October 1,
          1970, July 1,  1971,  April 1,  1974,  December 1,  1975, May 1, 1976,
          May 15,  1978,  August 1,  1980,  January 15,  1981,  August 1,  1984,
          January 15,  1986,  June 1,  1986,  August 1, 1988,  December 1, 1990,
          September 1, 1991, October 1, 1991, March 1, 1992, May 1, 1992, June 1, 1992 and July 1, 1992 (Second Amended Exhibit 7(b) in File
          No. 2-7361;   Amended   Exhibit 7(c)  in  File   No. 2-7628;   Amended
          Exhibit 7.02 in File No. 2-8462; Amended Exhibit 7.02 in File No. 2-8882; Second Amendment Exhibit 4.03 in File No. 2-9526; Amended
          Exhibit 4.03  in  File  No.  2-10406;  Amended  Exhibit 2.02  in  File
          No. 2-11130;   Amended  Exhibit 2.02  in  File  No. 2-14816;   Amended
          Exhibit 2.02 in File No. 2-20372; Amended Exhibit 2.02 in File No. 2-29738; Amended Exhibit 2.02 in File No. 2-32947; Amended
          Exhibit 2.02 in File No. 2-38304; Amended Exhibit 2.02 in File No. 2-40802; Amended Exhibit 2.02 in File No. 2-50308; Exhibit 2.01(a) in File No. 2-57775; Amended Exhibit 2.02 in File No. 2-56036; Amended
          Exhibit 2.02 in File No. 2-61439; Exhibit 4.02 in File No. 2-70534; Amended Exhibit 4.03 File No. 2-70534; Exhibit 4.02 in File No. 33-2579; Amended Exhibit 4.03 in File No. 33-2579; Amended
          Exhibit 4.02 in File No. 33-4961; Exhibit 4B to WP&L's Form 10-K for the year ended December 31, 1988, Exhibit 4.1 to WP&L's Form 8-K dated December 10, 1990, Amended Exhibit 4.26 in File No. 33-45726, Amended
          Exhibit 4.27 in File No.33-45726, Exhibit 4.1 to WP&L's Form 8-K dated March 9, 1992, Exhibit 4.1 to WP&L's Form 8-K dated May 12, 1992,
          Exhibit 4.1 to WP&L's Form 8-K dated June 29, 1992 and Exhibit 4.1 to WP&L's Form 8-K dated July 20, 1992)

     C.2 * Rights Agreement, dated January 20, 1999, between Alliant Energy and Firstar Bank Milwaukee, N.A. (incorporated by reference to Exhibit 4.1 to Alliant Energy's Registration Statement on Form 8-A, dated January 20, 1999)

     C.3 * Indenture, dated as of June 20, 1997, between WP&L and Firstar Trust Company (n/k/a Firstar Bank, N.A.), as Trustee, relating to debt securities (incorporated by reference to Exhibit 4.33 to Amendment No. 2 to WP&L's Registration Statement on Form S-3 (Registration No. 33-60917))

     C.4 * Officers' Certificate, dated as of June 25, 1997, creating WP&L's 7% debentures due June 15, 2007 (incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated June 25, 1997)

     C.5 * Officers' Certificate, dated as of October 27, 1998, creating WP&L's 5.70% debentures due October 15, 2008 (incorporated by reference to
          Exhibit 4 to WP&L's  Current  Report on Form 8-K,  dated  October  27,
          1998)

     C.6 * Officers' Certificate, dated as of March 1, 2000, creating WP&L's 7-5/8% debentures due March 1, 2010 (incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated March 1, 2000)

     C.7 * Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IESU (formerly Iowa Electric Light and Power Company (IE)) and The First National Bank of Chicago, as Trustee (Mortgage) (incorporated by reference to Exhibit 4(c) to IESU's Form 10-Q for the quarter ended September 30, 1993), and the indentures supplemental thereto dated, respectively, October 1, 1993, November 1, 1993, March 1, 1995, September 1, 1996 and April 1, 1997 (Exhibit 4(d) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(e) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1995, Exhibit 4(c)(i) in IESU's Form 8-K dated September 19, 1996 and Exhibit 4(a) in IESU's Form 10-Q dated May 14, 1997)

     C.8 * Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IESU (formerly IE) and The First National Bank of Chicago, Trustee (1940 Indenture) (incorporated by reference to Exhibit 2(a) to IESU's Registration Statement, File No. 2-25347), and the indentures supplemental thereto dated, respectively, March 1, 1941, July 15, 1942, August 2, 1943, August 10, 1944, November 10, 1944, August 8,
          1945, July 1, 1946, July 1, 1947, December 15, 1948, November 1, 1949,
          November 10, 1950,  October 1, 1951, March 1, 1952,  November 5, 1952,
          February 1, 1953,  May 1, 1953,  November  3, 1953,  November 8, 1954,
          January 1, 1955, November 1, 1955, November 9, 1956, November 6, 1957, November 4, 1958, November 3, 1959, November 1, 1960, January 1, 1961, November 7, 1961, November 6, 1962, November 5, 1963, November 4, 1964, November 2, 1965, September 1, 1966, November 30, 1966, November 7, 1967, November 5, 1968, November 1, 1969, December 1, 1970,
          November 2, 1971,  May 1, 1972,  November  7, 1972,  November 7, 1973,
          September 10, 1974, November 5, 1975, July 1, 1976, November 1, 1976, December 1, 1977, November 1, 1978, December 1, 1979, November 1, 1981, December 1, 1980, December 1, 1982, December 1, 1983, December 1, 1984, March 1, 1985, March 1, 1988, October 1, 1988, May 1, 1991,
          March 1,  1992,  October  1, 1993,  November  1, 1993,  March 1, 1995,
          September 1, 1996 and April 1, 1997 (Exhibit 2(a) in File No. 2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 2(a) in File No.  2-25347,  Exhibit 2(a) in File No.  2-25347,
          Exhibit 4.10 in IESU's Form 10-K for the year 1966, Exhibit 4.10 in IESU's Form 10-K for the year 1966, Exhibit 4.10 in IESU's Form 10-K for the year 1967, Exhibit 4.10 in IESU's Form 10-K for the year 1968,
          Exhibit 4.10 in IESU's Form 10-K for the year 1969, Exhibit 1 in IESU's Form 8-K dated December 1970, Exhibit 2(g) in File No. 2-43131,
          Exhibit 1 in IESU's Form 8-K dated May 1972, Exhibit 2(i) in File No. 2-56078, Exhibit 2(j) in File No. 2-56078, Exhibit 2(k) in File No.
          2-56078, Exhibit 2(l) in File No. 2-56078, Exhibit 1 in IESU's Form 8-K dated July 1976, Exhibit 1 in IESU's Form 8-K dated December 1976,
          Exhibit 2(o) in File No. 2-60040, Exhibit 1 in IESU's Form 10-Q dated June 30, 1979, Exhibit 2(q) in Form S-16 in File No. 2-65996, Exhibit 2 in IESU's Form 10-Q dated March 31, 1982, Exhibit 4(s) in IESU's Form 10-K for the year 1981, Exhibit 4(t) in IESU's Form 10-K for the year 1982, Exhibit 4(u) in IESU's Form 10-K for the year 1983, Exhibit 4(v) in IESU's Form 10-K for the year 1984, Exhibit 4(w) in IESU's Form 10-K for the year 1984, Exhibit 4(b) in IESU's Form 10-Q dated May 12, 1988, Exhibit 4(c) in IESU's Form 10-Q dated November 10, 1988, Exhibit 4(d) in IESU's Form 10-Q dated August 13, 1991, Exhibit 4(c) in IESU's Form 10-K for the year 1991, Exhibit 4(a) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(b) in IESU's Form 10-Q dated November 12, 1993, Exhibit 4(a) in IESU's Form 10-Q dated May 12, 1995, Exhibit 4(f) in IESU's Form 8-K dated September 19, 1996 and
          Exhibit 4(b) in IESU's Form 10-Q dated May 14, 1997)

     C.9 * Indenture or Deed of Trust dated as of February 1, 1923, between IESU (successor to Iowa Southern Utilities Company (IS) as result of merger of IS and IE) and The Northern Trust Company (The First National Bank of Chicago, successor) and Harold H. Rockwell (Richard
          D. Manella, successor), as Trustees (1923 Indenture) (incorporated by reference to Exhibit B-1 to File No. 2-1719), and the indentures supplemental thereto dated, respectively, May 1, 1940, May 2, 1940, October 1, 1945, October 2, 1945, January 1, 1948, September 1, 1950, February 1, 1953, October 2, 1953, August 1, 1957, September 1, 1962, June 1, 1967, February 1, 1973, February 1, 1975, July 1, 1975,
          September 2, 1975, March 10, 1976, February 1, 1977, January 1, 1978, March 1, 1979, March 1, 1980, May 31, 1986, July 1, 1991, September 1,
          1992 and December 1, 1994 (Exhibit B-1-k in File No.  2-4921,  Exhibit
          B-1-l in File No. 2-4921, Exhibit 7(m) in File No. 2-8053, Exhibit 7(n) in File No. 2-8053, Exhibit 7(o) in File No. 2-8053, Exhibit 4(e) in File No. 33-3995, Exhibit 4(b) in File No. 2-10543, Exhibit 4(q) in File No. 2-10543, Exhibit 2(b) in File No. 2-13496, Exhibit 2(b) in
          File No. 2-20667, Exhibit 2(b) in File No. 2-26478, Exhibit 2(b) in File No. 2-46530, Exhibit 2(aa) in File No. 2-53860, Exhibit 2(bb) in File No. 2-54285, Exhibit 2(bb) in File No. 2-57510, Exhibit 2(cc) in File No. 2-57510, Exhibit 2(ee) in File No. 2-60276, Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849, Exhibit 2 in File No. 0-849,
          Exhibit  4(g) in File No.  33-3995,  Exhibit  4(h) in File No.  0-849,
          Exhibit 4(m) in File No. 0-849 and Exhibit 4(f) in File No. 0-4117-1)

     C.10 * Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between IESU and The First National Bank of Chicago, as Trustee (Subordinated Indenture) (incorporated by reference to Exhibit 4(i) to IESU's Amendment No. 1 to Registration Statement, File No. 33-62259)

     C.11 * Indenture (For Senior Unsecured Debt Securities), dated as of August 1, 1997, between IESU and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(j) to IESU's Registration Statement, File No. 333-32097)

     C.12 * The Original through the Nineteenth Supplemental Indentures of IPC to The Chase Manhattan Bank and Carl E. Buckley and C. J. Heinzelmann, as Trustees, dated January 1, 1948 securing First Mortgage Bonds (incorporated by reference to Exhibits 4(b) through 4(t) to IPC's Registration Statement No. 33-59352 dated March 11, 1993)

     C.13 * Twentieth Supplemental Indenture of IPC to The Chase Manhattan Bank and C. J. Heinzelmann, as Trustees, dated May 15, 1993 (incorporated by reference to Exhibit 4(u) to IPC's Registration Statement No. 33-59352 dated March 11, 1993)

     C.14 * Indenture, relating to Resources' debt securities, dated as of November 4, 1999, among Resources, Alliant Energy, as Guarantor, and Firstar Bank, N.A., as Trustee, (incorporated by reference to Exhibit
          4.1 to Resources' and Alliant Energy's Registration Statement on Form S-4 (Registration No. 333-92859), and the indentures supplemental thereto dated, respectively, November 4, 1999 and February 1, 2000 (Exhibit 4.2 in File No. 33-92859 and Exhibit 99.4 in Alliant Energy's Form 8-K dated February 1, 2000)

     C.15 * Registration Rights Agreement, related to Resources' 7-3/8% senior notes due 2009, dated as of November 9, 1999, among Resources, Alliant Energy, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., ABN AMRO Incorporated and Barclays Capital Inc. (incorporated by reference to
          Exhibit 4.5 to Resources' and Alliant Energy's Registration Statement on Form S-4 (Registration No. 333-92859))

     C.16 * Registration Rights Agreement, related to Resources' exchangeable senior notes due 2030, dated as of February 1, 2000, among Resources, Alliant Energy and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.5 to Alliant Energy's Current Report on Form 8-K dated February 1, 2000)

     C.17 * Purchase Agreement, relating to Resources' 7-3/8% senior notes due 2009, dated as of November 4, 1999, among Resources, Alliant Energy, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., ABN AMRO Incorporated and Barclays Capital Inc. (incorporated by reference to Exhibit 4.4 to Resources' and Alliant Energy's Registration Statement on Form S-4 (Registration No. 333-92859))

     C.18 * Purchase Agreement, relating to Resources' exchangeable senior notes due 2030, dated as of January 26, 1999, among Resources, Alliant Energy and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.2 to Alliant Energy's Current Report on Form 8-K dated February 1, 2000)

Exhibit D
---------
   * Tax Allocation Agreement (incorporated by reference to Exhibit D to Alliant Energy's Form U5S for the year ended December 31, 1998)

Exhibit E
---------
   None

Exhibit F
---------
     F.1  Report of Independent Public Accountants
     F.2 Alliant Energy Consolidating Statements of Income for the year ended December 31, 1999
     F.3  Alliant Energy Consolidating Balance Sheets at December 31, 1999
     F.4 Alliant Energy Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.5 Alliant Energy Consolidating Statements of Retained Earnings at December 31, 1999
     F.6 Resources Consolidating Statements of Income for the year ended December 31, 1999
     F.7  Resources Consolidating Balance Sheets at December 31, 1999
     F.8 Resources Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.9 Resources Consolidating Statements of Retained Earnings at December 31, 1999
     F.10 ISCO Consolidating Statements of Income for the year ended December 31, 1999
     F.11 ISCO Consolidating Balance Sheets at December 31, 1999
     F.12 ISCO Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.13 ISCO  Consolidating  Statements  of Retained  Earnings at December 31,
          1999
     F.14 International Consolidating Statements of Income for the year ended December 31, 1999
     F.15 International Consolidating Balance Sheets at December 31, 1999
     F.16 International Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.17 International Consolidating Statements of Retained Earnings at December 31, 1999
     F.18 Investments Consolidating Statements of Income for the year ended December 31, 1999
     F.19 Investments Consolidating Balance Sheets at December 31, 1999
     F.20 Investments Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.21 Investments Consolidating Statements of Retained Earnings at December 31, 1999
     F.22 Transportation Consolidating Statements of Income for the year ended December 31, 1999
     F.23 Transportation Consolidating Balance Sheets at December 31, 1999
     F.24 Transportation Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.25 Transportation Consolidating Statements of Retained Earnings at December 31, 1999
     F.26 Supporting Schedules - Utility Plant Accounts (Filed under cover of Form SE)

Exhibit G
---------
   Financial Data Schedules for Alliant Energy and subsidiaries at and for the period ended December 31, 1999

Exhibit H
---------
   Foreign Utility Company Organization Chart

Exhibit I
---------
   Foreign Utility Company Financial Statements

International   was  organized  as  a  holding  company  for  international investments of Alliant Energy. The assets of International are primarily debt and equity investments in their subsidiary companies. In 1999, International had $5.4 million of operating expenses.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended, and the Public Utility Holding Company Act of 1935 are under File No. 1-9894. Documents incorporated by reference to filings made by IESU under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.

                                         SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


Alliant Energy Corporation


By:  /s/ Daniel A. Doyle
------------------------
Daniel A. Doyle
Vice President - Chief Accounting and Financial Planning Officer

Date:  May 1, 2000


                                                  EXHIBIT INDEX

   Exhibits      Description
      23         Consent of Independent Public Accountants
     B.12        Bylaws of IPC, as amended, effective as of March 15, 2000
     B.20        Bylaws of Resources, as amended, effective as of March 15, 2000
      F.1        Report of Independent Public Accountants
      F.2        Alliant Energy Consolidating Statements of Income for the year ended December 31, 1999
      F.3        Alliant Energy Consolidating Balance Sheets at December 31, 1999
      F.4        Alliant Energy Consolidating Statements of Cash Flows for the year ended December 31, 1999
      F.5        Alliant Energy Consolidating Statements of Retained Earnings at December 31, 1999
      F.6        Resources Consolidating Statements of Income for the year ended December 31, 1999
      F.7        Resources Consolidating Balance Sheets at December 31, 1999
      F.8        Resources Consolidating Statements of Cash Flows for the year ended December 31, 1999
      F.9        Resources Consolidating Statements of Retained Earnings at December 31, 1999
     F.10        ISCO Consolidating Statements of Income for the year ended December 31, 1999
     F.11        ISCO Consolidating Balance Sheets at December 31, 1999
     F.12        ISCO Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.13        ISCO Consolidating Statements of Retained Earnings at December 31, 1999
     F.14        International Consolidating Statements of Income for the year ended December 31, 1999
     F.15        International Consolidating Balance Sheets at December 31, 1999
     F.16        International Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.17        International Consolidating Statements of Retained Earnings at December 31, 1999
     F.18        Investments Consolidating Statements of Income for the year ended December 31, 1999
     F.19        Investments Consolidating Balance Sheets at December 31, 1999
     F.20        Investments Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.21        Investments Consolidating Statements of Retained Earnings at December 31, 1999
     F.22        Transportation Consolidating Statements of Income for the year ended December 31, 1999
     F.23        Transportation Consolidating Balance Sheets at December 31, 1999
     F.24        Transportation Consolidating Statements of Cash Flows for the year ended December 31, 1999
     F.25        Transportation Consolidating Statements of Retained Earnings at December 31, 1999
       G         Financial Data Schedules for Alliant Energy and subsidiaries at and for the period ended
                 December 31, 1999
       H         Foreign Utility Company Organization Chart
       I         Foreign Utility Company Financial Statements